Filed pursuant to Rule 424(b)(5)
Registration No. 333-185248

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is unlawful or not permitted.

Subject to completion, dated October 6, 2014

Prospectus Supplement

(To Prospectus dated December 3, 2012)

€

Merck & Co., Inc.

€                 % Notes due 2021

€                 % Notes due 2026

€                 % Notes due 2034

We are offering €             aggregate principal amount of our     % Notes due 2021 (the “2021 notes”), €             aggregate principal amount of our     % Notes due 2026 (the “2026 notes”) and €             aggregate principal amount of our     % Notes due 2034 (the “2034 notes”). We refer to the 2021 notes, the 2026 notes and the 2034 notes collectively as the “notes.”

Interest on the notes is payable on              of each year, beginning on                     , 2015. The 2021 notes will mature on             ,             , the 2026 notes will mature on             ,             , and the 2034 notes will mature on             ,             .

We may redeem, in whole or in part, the notes of each series at any time at the applicable redemption price set forth in the prospectus supplement under the caption “Description of the Notes—Optional Redemption.” In addition, we may also redeem, in whole but not in part, the notes at any time if certain events occur involving United States taxation, at par plus accrued and unpaid interest, if any, as described in this prospectus supplement.

The notes will be our unsecured senior debt obligations and will rank equally with all of our other unsecured senior indebtedness from time to time outstanding. The notes will be issued only in denominations of €100,000 and integral multiples of €1,000 in excess thereof. The notes will not be convertible or exchangeable.

Investing in the notes involves risks. See “Risk Factors” on page S-2 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)		Underwriting Discount		Proceeds, Before Expenses, to Us(1)
Per 2021 note		%		%		%
Total	€		€		€
Per 2026 note		%		%		%
Total	€		€		€
Per 2034 note		%		%		%
Total	€		€		€

(1)	Plus accrued interest from October , 2014, if settlement occurs after that date.

Interest on the notes will accrue from October     , 2014. Application will be made for the notes to be listed on the New York Stock Exchange. The listing application will be subject to approval by the New York Stock Exchange. If such a listing is obtained, we have no obligation to maintain such listing and we may delist the notes at any time. Currently, there are no public markets for the notes.

We expect that delivery of the notes will be made to investors in book-entry form only through the facilities of Clearstream, société anonyme and Euroclear Bank S.A./N.V., as operator of the Euroclear System on or about October     , 2014.

Joint Book-Running Managers

BNP PARIBAS	Deutsche Bank	J.P. Morgan

BofA Merrill Lynch	The Royal Bank of Scotland

October     , 2014

We have not, and the underwriters have not, authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus supplement, any related free writing prospectus prepared by us or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of any other information that others may give you. If the information varies between this prospectus supplement and the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. Neither the delivery of this prospectus supplement, any related free writing prospectus or the accompanying prospectus, nor any sale made hereunder and thereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, any related free writing prospectus or the accompanying prospectus, regardless of the time of delivery of such document or any sale of the securities offered hereby and thereby, or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information. Generally, references to the “prospectus” mean both this prospectus supplement and the accompanying prospectus combined. References in this prospectus supplement and the accompanying prospectus to “U.S. dollars,” “dollars,” “U.S. $” or “$” are to the currency of the United States of America; and references to “euros” or “€” are to the single currency introduced in January 1999 pursuant to the Treaty establishing the European Community, as amended.

The financial information presented or incorporated by reference into this prospectus supplement and the accompanying prospectus has been prepared in accordance with United States generally accepted accounting principles.

Notice to Prospective Investors in the European Economic Area

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in any Member State of the European Economic Area (the “EEA”) that has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to produce a prospectus for offers of notes. Accordingly, any person making or intending to make any offer in that Relevant Member State of the notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer.

Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer. “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive and that are also (1) investment professionals falling within Article 19(5) of the United Kingdom Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (2) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “Relevant Person”). This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement and/or the accompanying prospectus or any of their contents.

S-i

This prospectus supplement and the accompanying prospectus have not been approved for the purposes of section 21 of the United Kingdom Financial Services and Markets Act 2000 (“FSMA”) by a person authorized under FSMA. This prospectus supplement and the accompanying prospectus are being distributed and communicated to persons in the United Kingdom only in circumstances in which section 21(1) of FSMA does not apply to us.

The notes are not being offered or sold to any person in the United Kingdom except in circumstances which will not result in an offer of securities to the public in the United Kingdom within the meaning of Part VI of FSMA.

In connection with this issue and distribution of the notes, J.P. Morgan Securities plc (the “Stabilizing Manager”) (or persons acting on behalf of the Stabilizing Manager) for its own account and at its discretion may, as principal and not as agent for us, over-allot notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes. Any stabilization action or over-allotment shall be conducted in accordance with all applicable laws and rules.

Prospectus Supplement

S-ii

MERCK

We are a global health care company that delivers innovative health solutions through our prescription medicines, vaccines, biologic therapies and animal health products, which we market directly and through our joint ventures. Our operations are principally managed on a products basis and are comprised of three operating segments, which are the Pharmaceutical, Animal Health and Alliances segments, and one reportable segment, which is the Pharmaceutical segment. The Pharmaceutical segment includes human health pharmaceutical and vaccine products marketed either directly by us or through joint ventures.

Human health pharmaceutical products consist of therapeutic and preventive agents, generally sold by prescription, for the treatment of human disorders. We sell these human health pharmaceutical products primarily to drug wholesalers and retailers, hospitals, government agencies and managed health care providers such as health maintenance organizations, pharmacy benefit managers and other institutions. Vaccine products consist of preventive pediatric, adolescent and adult vaccines, primarily administered at physician offices. We sell these human health vaccines primarily to physicians, wholesalers, physician distributors and government entities. We also have animal health operations that discover, develop, manufacture and market animal health products, including vaccines, which we sell to veterinarians, distributors and animal producers. Recently, we divested our consumer care operations, which developed, manufactured and marketed over-the-counter, foot care and sun care products, sold through wholesale and retail drug, food chain and mass merchandiser outlets, as well as club stores and specialty channels.

Our address is One Merck Drive, Whitehouse Station, New Jersey 08889-0100, and our telephone number is (908) 423-1000. Our web site is located at www.merck.com. Information available on, or accessible through, our web site is not incorporated into this prospectus supplement or the accompanying prospectus by reference and should not be considered a part of this prospectus supplement or the accompanying prospectus.

RISK FACTORS

Before acquiring any of the notes, you should carefully consider the following risk factors and the risk factors and assumptions related to us identified or described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K incorporated by reference herein, and all other information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus. The occurrence of any one or more of the foregoing or following risks could materially adversely affect your investment in the notes or our business and operating results.

The notes are obligations exclusively of Merck and not of our subsidiaries, and payment to holders of the notes will be structurally subordinated to the liabilities of our subsidiaries.

The notes are not guaranteed by any of our subsidiaries and therefore the notes will be structurally subordinated to all existing and future secured and unsecured indebtedness and other liabilities of our subsidiaries. The indebtedness of our subsidiaries totaled $6.4 billion as of June 30, 2014. In addition, our obligations under the notes will be structurally subordinated to guarantees by our subsidiaries of our indebtedness. As of June 30, 2014, certain of our subsidiaries also guaranteed $5.2 billion aggregate principal amount of our existing indebtedness. We also guarantee indebtedness of our subsidiary Merck Sharp & Dohme Corp. (“Old Merck”), including $6.2 billion aggregate principal amount of its outstanding debt securities (which is part of the $6.4 billion of indebtedness of our subsidiaries referred to above). Therefore the notes will be structurally subordinated to Old Merck’s obligations with respect to those debt securities, and our guarantee of those debt securities will rank pari passu with the notes. The terms of the notes and the indenture do not preclude our subsidiaries from incurring debt or other liabilities or providing guarantees that will be structurally senior to the notes.

The notes are our unsecured obligations and will be effectively junior to secured indebtedness that we may incur or issue.

The notes will be unsecured obligations. Holders of any secured debt that we may incur or issue may foreclose on the assets securing such debt, reducing the cash flow from the foreclosed property available for payment of unsecured debt, including the notes. Holders of our secured debt also would have priority over unsecured creditors in the event of our bankruptcy, liquidation or similar proceeding. In the event of our bankruptcy, liquidation or similar proceeding, holders of our secured debt would be entitled to proceed against their collateral, and the assets securing that collateral may not be available for payment of unsecured debt, including the notes. As a result, the notes will be effectively junior to any secured debt that we may incur or issue, to the extent of the value of the assets securing such debt.

Active trading markets for the notes may not develop, which could limit their market prices or your ability to sell them.

The notes are new issues of debt securities for which there currently are no trading markets. As a result, we cannot provide any assurance that any markets will develop for the notes or that you will be able to sell your notes. Although we expect the notes to be listed for trading on the New York Stock Exchange, no assurance can be given that the notes will become or remain listed, that a trading market for the notes will develop or of the price at which investors may be able to sell the notes, if at all. In addition, we will have no obligation to maintain, and may terminate, any listing of the notes on the New York Stock Exchange without the consent of the holders of the notes. If any of the notes are traded after their initial issuance, they may trade at discounts from their initial offering prices depending on prevailing interest rates, the markets for similar securities, general economic conditions, our financial condition, performance and prospects and other factors. The underwriters have advised us that they intend to make a market in each series of notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices you receive when you sell will be favorable. To the extent active trading markets do not develop, the liquidity and trading prices for the notes may be harmed. Accordingly, you may be required to bear the financial risk of an investment in the notes for an indefinite period of time.

Holders of the notes will receive payments solely in euros except under the limited circumstances provided herein.

All payments of interest on and the principal of the notes, including payments made upon redemption of the notes, will be made in euros except under the limited circumstances provided herein. See “Exchange Rates.” We, the underwriters, the trustee and the paying agent with respect to the notes will not be obligated to convert, or to assist any registered owner or beneficial owner of notes in converting, payments of interest, principal, including upon redemption, or any additional amount in euros made with respect to the notes into U.S. dollars or any other currency.

Holders of the notes may be subject to certain risks relating to the euro, including the effects of foreign currency exchange rate fluctuations, as well as possible exchange controls.

The initial investors in the notes will be required to pay for the notes in euros. Neither we nor the underwriters will be obligated to assist the initial investors in obtaining euros or in converting other currencies into euros to facilitate the payment of the purchase price for the notes.

An investment in any security denominated in, and all payments with respect to which are to be made in, a currency other than the currency of the country in which an investor in the notes resides or the currency in which an investor conducts its business or activities (the “investor’s home currency”), entails significant risks not associated with a similar investment in a security denominated in the investor’s home currency. In the case of the notes offered hereby, these risks may include the possibility of:

•	significant changes in rates of exchange between the euro and the investor’s home currency; and

•	the imposition or modification of foreign exchange controls with respect to the euro or the investor’s home currency.

We have no control over a number of factors affecting the notes offered hereby and foreign exchange rates, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their effects. Changes in foreign currency exchange rates between two currencies result from the interaction over time of many factors directly or indirectly affecting economic and political conditions in the countries issuing such currencies, and economic and political developments globally and in other relevant countries. Foreign currency exchange rates may be affected by, among other factors, existing and expected rates of inflation, existing and expected interest rate levels, the balance of payments between countries and the extent of governmental surpluses or deficits in various countries. All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries important to international trade and finance. Moreover, the recent global economic crisis and the actions taken or to be taken by various national governments in response to the crisis could significantly affect the exchange rates between the euro and the investor’s home currency.

The exchange rates of an investor’s home currency for euros and the fluctuations in those exchange rates that have occurred in the past are not necessarily indicative of the exchange rates or the fluctuations therein that may occur in the future. Depreciation of the euro against the investor’s home currency would result in a decrease in the investor’s home currency equivalent yield on a note, in the investor’s home currency equivalent of the principal payable at the maturity of that note and generally in the investor’s home currency equivalent market value of that note. Appreciation of the euro in relation to the investor’s home currency would have the opposite effects.

The European Union or one or more of its member states may, in the future, impose exchange controls and modify any exchange controls imposed, which controls could affect exchange rates, as well as the availability of euros at the time of payment of principal of, interest on, or any redemption or additional amounts with respect to, the notes.

Furthermore, the indenture is, and the notes will be, governed by the laws of the State of New York. Under New York law, a New York state court rendering a judgment on the notes would be required to render the judgment in euros. However, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the notes, investors would bear currency exchange risk until a New York state court judgment is entered, and we cannot predict how long this would take. A federal court sitting in New York with diversity jurisdiction over a dispute arising in connection with the notes would apply the foregoing New York law. In courts outside of New York, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the notes in many other U.S. federal or state courts ordinarily would be rendered in the United States only in U.S. dollars. The date used to determine the rate of conversion of euros into U.S. dollars would depend upon various factors, including which court renders the judgment and when the judgment is rendered.

This description of foreign exchange risks does not describe all the risks of an investment in the notes that are denominated or payable in a currency other than an investor’s home currency. You should consult your own financial, legal and tax advisors as to the risks involved in an investment in the notes.

The notes permit us to make payments in U.S. dollars if we are unable to obtain euros and market perceptions concerning the instability of the euro could materially adversely affect the value of the notes.

If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euros will be converted into U.S. dollars on the basis of the then most recently available market exchange rate for euros, as determined by us in our sole discretion. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes. There can be no assurance that this exchange rate will be as favorable to holders of notes as the exchange rate otherwise determined by applicable law. These potential developments, or market perceptions concerning these and related issues, could materially adversely affect the value of the notes. See “Exchange Rates.”

Trading in the clearing systems is subject to minimum denomination requirements.

The notes will be issued only in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. It is possible that the clearing systems may process trades which could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes are required to be issued in relation to such notes in accordance with the provisions of the relevant global notes, a holder who does not have the minimum denomination or an integral multiple of €1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive notes unless and until such time as its holding satisfies the minimum denomination requirement.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus and any documents we incorporate by reference herein or therein and oral statements made from time to time by us may contain so called “forward-looking statements” (within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act), all of which are based on management’s current expectations and are subject to risks and uncertainties which may cause results to differ materially from those set forth in the statements. One can identify these forward-looking statements by their use of words such as “anticipates,” “expects,” “plans,” “will,” “estimates,” “forecasts,” “projects” and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address our growth strategy, financial results, product development, product approvals, product potential and development programs. One must carefully consider any such statement and should understand that many factors could cause actual results to differ materially from our forward-looking statements. These factors include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not known. No forward-looking statement can be guaranteed and actual future results may vary materially. We do not assume the obligation to update any forward-looking statement. We caution you not to place undue reliance on these forward-looking statements. Although it is not possible to predict or identify all such factors, they may include the following:

•	Competition from generic products as our products lose patent protection.

•	Increased “brand” competition in therapeutic areas important to our long-term business performance.

•	The difficulties and uncertainties inherent in new product development. The outcome of the lengthy and complex process of new product development is inherently uncertain. A drug candidate can fail at any stage of the process and one or more late-stage product candidates could fail to receive regulatory approval. New product candidates may appear promising in development but fail to reach the market because of efficacy or safety concerns, the inability to obtain necessary regulatory approvals, the difficulty or excessive cost to manufacture and/or the infringement of patents or intellectual property rights of others. Furthermore, the sales of new products may prove to be disappointing and fail to reach anticipated levels.

•	Pricing pressures, both in the United States and abroad, including rules and practices of managed care groups, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and health care reform, pharmaceutical reimbursement and pricing in general.

•	Changes in government laws and regulations, including laws governing intellectual property and the enforcement thereof affecting our business.

•	Efficacy or safety concerns with respect to marketed products, whether or not scientifically justified, leading to product recalls, withdrawals or declining sales.

•	Significant litigation related to Vioxx and Fosamax.

•	If the results of the IMPROVE-IT trial, which are expected to be publicly disclosed in November 2014 after they become available, fail to demonstrate an incremental benefit of ezetimibe/simvastatin on cardiovascular morbidity and mortality over and above that demonstrated for simvastatin, our business, cash flow, results of operations, financial position and prospects could be materially adversely affected and we could be required to record a material non-cash impairment charge.

•	Legal factors, including product liability claims, antitrust litigation and governmental investigations, including tax disputes, environmental concerns and patent disputes with branded and generic competitors, any of which could preclude commercialization of products or negatively affect the profitability of existing products.

•	Lost market opportunity resulting from delays and uncertainties in the approval process of the U.S. Food and Drug Administration and foreign regulatory authorities.

•	Increased focus on privacy issues in countries around the world, including the United States and the European Union. The legislative and regulatory landscape for privacy and data protection continues to evolve, and there has been an increasing amount of focus on privacy and data protection issues with the potential to affect directly our business, including recently enacted laws in a majority of states in the United States requiring security breach notification.

•	Changes in tax laws, including changes related to the taxation of foreign earnings.

•	Changes in accounting pronouncements promulgated by standard-setting or regulatory bodies, including the Financial Accounting Standards Board and the U.S. Securities and Exchange Commission (the “SEC”), that are adverse to us.

•	Economic factors over which we have no control, including changes in inflation, interest rates, foreign currency exchange rates and three-month LIBOR.

This list should not be considered an exhaustive statement of all potential risks and uncertainties. See “Risk Factors” above as well as the risk factors described in the documents incorporated herein by reference.

USE OF PROCEEDS

The net proceeds of the offering after giving effect to the underwriting discounts and other offering expenses are estimated to be approximately €             ($             based on a €/$ exchange rate of €1/$              as of         , 2014). We intend to use all or a substantial portion of the net proceeds of the offering to purchase up to an aggregate of approximately $4.76 billion outstanding principal amount of notes and debentures that are validly tendered in connection with tender offers (collectively, the “Tender Offers”) launched by us for our $250 million 6.30% Debentures due 2026, $500 million 6.40% Debentures due 2028, $500 million 5.95% Debentures due 2028, $1.15 billion 6.50% Senior Notes due 2033, $500 million 5.75% Notes due 2036, $112.947 million 5.76% Notes due 2037, $1 billion 6.55% Senior Notes due 2037 and $750 million 5.85% Notes due 2039. If there are net proceeds remaining after the Tender Offers are completed, we intend to redeem in whole or in part, our $1 billion 4.00% Notes due 2015 and $1 billion 6.00% Senior Notes due 2017. Any remaining net proceeds will be used for general corporate purposes, including without limitation the repayment of outstanding commercial paper borrowings and other indebtedness with upcoming maturities. If the net proceeds of the offering contemplated hereby are insufficient to pay for all of the notes acquired by us in the Tender Offers, we will fund any additional amounts from cash on hand, commercial paper borrowings or other amounts available to us.

CAPITALIZATION

The following table sets forth the consolidated capitalization of Merck and its subsidiaries at June 30, 2014 on a historical basis, which does not give effect to the offering and the intended use of proceeds thereof. See “Use of Proceeds.”

June 30, 2014
(in millions)
Short-Term Debt:
Loans payable and current portion of long-term debt(1)	$4,477
Long-Term Debt:
Long-term debt(2)(3)	18,590
% Notes due 2021 offered hereby	—
% Notes due 2026 offered hereby	—
% Notes due 2034 offered hereby	—

Total debt	$23,067
Equity:
Total Merck & Co., Inc. stockholders’ equity	$48,358
Noncontrolling Interests	158

Total equity	48,516

Total capitalization	$71,583

(1)	Loans payable at June 30, 2014 included $30 million of commercial paper borrowings.

(2)	Long-term debt at June 30, 2014 consisted of notes and debentures with maturities ranging from 2014 to 2043. In addition, $6.0 billion was available for borrowing under our five-year credit facility maturing in August 2019.

(3)	Long-term debt includes $14.5 billion of Merck & Co., Inc. debt. The balance of the long-term debt was issued by our subsidiaries.

EXCHANGE RATES

All payments of interest and principal, including payments made upon any redemption of the notes, will be payable in euros. If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euros will be converted into U.S. dollars on the basis of the then most recently available market exchange rate for euros, as determined by us in our sole discretion. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes.

Investors will be subject to foreign exchange risks as to payments of interest and principal, including payments made upon any redemption of the notes, that may have important economic and tax consequences to them. See “Risk Factors—Holders of the notes may be subject to certain risks relating to the euro, including the effects of foreign currency exchange rate fluctuations, as well as possible exchange controls.”

The table below sets forth, for the periods and dates indicated, information concerning the noon buying rate in New York City for cable transfers as announced by the U.S. Federal Reserve Bank of New York for 2008 and, for periods thereafter, by the U.S. Federal Reserve Board for euros (expressed in U.S. dollars per €1.00). The rates in this table are provided for your reference only.

Period	High	Low	Period Average(1)	Period End
2008	$1.6010	$1.2446	$1.4726	$1.3919
2009	1.5100	1.2547	1.3935	1.4332
2010	1.4536	1.1959	1.3262	1.3269
2011	1.4875	1.2926	1.3931	1.2973
2012	1.3463	1.2062	1.2859	1.3186
2013	1.3816	1.2774	1.3281	1.3779
2014:
January	1.3682	1.3500	1.3618	1.3500
February	1.3806	1.3507	1.3665	1.3806
March	1.3927	1.3731	1.3828	1.3777
April	1.3898	1.3704	1.3810	1.3870
May	1.3924	1.3596	1.3739	1.3640
June	1.3690	1.3522	1.3595	1.3690
July	1.3681	1.3378	1.3533	1.3390
August	1.3436	1.3150	1.3315	1.3150
September (through September 26)	1.3136	1.2986	1.2913	1.2686

(1)	The average of the noon buying rates on each day of the relevant period.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges for the six months ended June 30, 2014 and each of the fiscal years ended December 31, 2013 through 2009 are as follows:

Six Months Ended June 30,	Years Ended December 31,
2014	2013	2012	2011	2010	2009
9	6	9	8	2	23

On November 3, 2009, Merck & Co., Inc. and Schering-Plough merged. The results of Schering-Plough’s business have been included in the ratios above only for periods subsequent to the completion of the merger. Therefore, the ratio for the year ended December 31, 2009 does not reflect a full year of legacy Schering-Plough operations.

For purposes of computing these ratios, “earnings” consist of income before taxes, one-third of rents (deemed by us to be representative of the interest factor inherent in rents), interest expense, interest capitalized, net of amortization and equity (income) loss from affiliates, net of distributions. “Fixed charges” consist of one-third of rents, interest expense and dividends on preferred stock. Interest expense does not include interest related to uncertain tax positions.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the 2021 notes, the 2026 notes and the 2034 notes offered hereby supplements the general description of debt securities set forth in the accompanying prospectus under “Description of Debt Securities We May Offer.” References to the “notes” refer to the 2021 notes, the 2026 notes and the 2034 notes, collectively. We qualify the description of the notes by reference to the indenture as described below. The 2021 notes, the 2026 notes and the 2034 notes will each be issued as a separate series of debt securities under the indenture.

The 2021 notes will initially be limited to €             aggregate principal amount and will mature on         ,             . The 2026 notes will initially be limited to €             aggregate principal amount and will mature on         ,             . The 2034 notes will initially be limited to €             aggregate principal amount and will mature on         ,             . The notes will bear interest from October     , 2014 at the applicable interest rate per annum shown on the cover page of this prospectus supplement.

The notes are unsecured and will rank equally with all our other unsecured and unsubordinated indebtedness from time to time outstanding. The notes will not be guaranteed by any of our subsidiaries and will therefore be structurally subordinated to all liabilities of our subsidiaries from time to time outstanding, including any guarantees provided by our subsidiaries. As of June 30, 2014, the indebtedness of our subsidiaries totaled $6.4 billion and certain of our subsidiaries also guaranteed $5.2 billion aggregate principal amount of our indebtedness.

The notes will be issued in denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Application will be made for the notes to be listed on the New York Stock Exchange. The listing application will be subject to approval by the New York Stock Exchange. If such a listing is obtained, we have no obligation to maintain such listing and we may delist the notes at any time.

The 2021 notes will bear interest at a rate of     % per annum, the 2026 notes will bear interest at a rate of     % per annum, and the 2034 notes will bear interest at a rate of     % per annum. Interest on the notes will be payable annually on                      of each year, commencing on                     , 2015, to the person in whose name such notes were registered at the close of business on the business day before the next interest payment date. If any payment date for the notes is not a business day, we will make the payment on the next business day, but we will not be liable for any additional interest as a result of the delay in payment. With respect to the notes, by business day, we mean any Monday, Tuesday, Wednesday, Thursday or Friday which is not a day when banking institutions are authorized or obligated by law or executive order to be closed in The City of New York or London and, for any place of payment outside of The City of New York or London, in such place of payment, and on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, operates.

With respect to each series of notes, we will compute the amount of interest payable on the basis of (i) the actual number of days in the period for which interest is being calculated and (ii) the actual number of days from (and including) the last date on which interest was paid on the notes of such series (or                     , 2014, if no interest has been paid on the notes of such series) to (but excluding) the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

Elavon Financial Services Limited, UK Branch will initially act as principal paying agent and transfer agent for the notes (the “paying agent”). Elavon Financial Services Limited will initially act as security registrar (the “security registrar”) and U.S. Bank Trust National Association will initially act as trustee (“trustee”) for the notes. We will enter into an issuing and paying agency agreement in relation to the notes between us, U.S. Bank Trust National Association, as trustee, Elavon Financial Services Limited, UK Branch, as principal paying agent and transfer agent and Elavon Financial Services Limited as security registrar. Payment of principal of and interest on the notes will be made through the office of the principal paying agent in London. The terms “principal paying agent” and “paying agent” shall include any successors appointed from time to time in accordance with the provisions of the issuing and paying agency agreement, and any reference to an “agent” or “agents” shall mean any or all (as applicable) of such persons.

Payments in Euros

Initial holders of notes will be required to pay for the notes in euros, and all payments of interest and principal, including payments made upon any redemption of the notes, will be payable in euros. If, on or after the date of this prospectus supplement, the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euros will be converted into U.S. dollars on the basis of the most recently available market exchange rate for euros. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes. Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

Investors will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. See “Risk Factors.”

Optional Redemption

Each series of notes will be redeemable in whole or in part, at our option at any time or from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed or (ii) the sum of the present values of the Remaining Scheduled Payments (as defined below) (not including any portion of such payment of interest accrued as of the date of redemption) discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below), plus              basis points with respect to the 2021 notes, the Comparable Government Bond Rate plus              basis points with respect to the 2026 notes and the Comparable Government Bond Rate plus              basis points with respect to the 2034 notes, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to, but including, the redemption date.

On or after         , 2021, for the 2021 notes,         , 2026 for the 2026 notes and         , 2034 for the 2034 notes (three months prior to the maturity date of the 2021 notes, the 2026 notes or the 2034 notes, as applicable), we may redeem in whole or in part the 2021 notes, the 2026 notes or the 2034 notes, as applicable, at any time or from time to time, at our option, at a redemption price equal to 100% of the principal amount of the applicable notes being redeemed, plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.

We are required to give notice of redemption at least 30 days’, but no more than 60 days’, prior to the redemption date. The notice will be mailed to the registered address of each holder of that series of notes. The principal amount of a note remaining outstanding after a redemption in part shall be €100,000 or an integral multiple of €1,000 in excess thereof.

“Comparable Government Bond Rate” means, with respect to any redemption date, the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the notes to be redeemed, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by us.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a German federal government bond whose maturity is closest to the maturity of the notes to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of principal of and interest on the note that would be due after the related redemption date but for the redemption. If that redemption date is not an interest payment date with respect to a note, the amount of the next succeeding scheduled interest payment on the note will be reduced by the amount of interest accrued on the note to the redemption date.

If fewer than all of the notes of any series are to be redeemed, the trustee will select the particular notes or portions thereof for redemption from the outstanding notes not previously called, pro rata or by lot, or in such other manner as we will direct each in accordance with the depositary’s procedures.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

The notes are also subject to redemption if certain events occur involving United States taxation. See “—Tax Redemption.”

Additional Amounts

All payments of principal and interest in respect of the notes will be made free and clear of, and without deduction or withholding for or on account of any present or future taxes, duties, assessments or other governmental charges of whatsoever nature imposed, levied, collected, withheld or assessed by the United States or any political subdivision or taxing authority of or in the United States (collectively, “Taxes”), unless such withholding or deduction is required by law.

In the event such withholding or deduction of Taxes is required by law, subject to the limitations described below, we will pay to the holder of any note that is not a U.S. Holder (as defined under “Taxation—Certain U.S. Federal Tax Considerations—U.S. Holders” below) such additional amounts (“Additional Amounts”) as may be necessary in order that every net payment received by such holder of principal of or interest or any other amount payable on the notes (including upon redemption), after deduction or withholding for or on account of such Taxes, will not be less than the amount provided for in such note to be then due and payable before deduction or withholding for or on account of such Taxes.

However, our obligation to pay Additional Amounts shall not apply to:

(a) any Taxes which would not have been so imposed but for:

(1) the existence of any present or former connection between such holder or beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or a person having a power over, such holder or beneficial owner, if such holder or beneficial owner is an estate, a trust, a limited liability company, a partnership, a corporation or other entity) and the United States, including, without limitation, such holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or other equity owner or person having such a power) being or having been a citizen or resident or treated as a resident of the United States or being or having been engaged in a trade or business in the United States or being or having been present in the United States or having or having had a permanent establishment in the United States;

(2) the failure of such holder or beneficial owner to comply with any certification, information or other reporting requirement, if compliance is required under United States tax laws and regulations to establish entitlement to a partial or complete exemption from such Taxes (including, but not limited to, the requirement to provide Internal Revenue Service Form W-8BEN, Form W-8BEN-E, Form W-8ECI, or any subsequent versions thereof or successor thereto); or

(3) such holder’s or beneficial owner’s present or former status as a personal holding company or a foreign personal holding company with respect to the United States, as a controlled foreign corporation with respect to the United States, as a passive foreign investment company with respect to the United States, as a foreign tax exempt organization with respect to the United States or as a corporation which accumulates earnings to avoid United States federal income tax;

(b) any Taxes imposed by reason of the holder or beneficial owner:

(1) owning or having owned, directly or indirectly, actually or constructively, 10% or more of the total combined voting power of all classes of our stock, as described in section 871(h)(3) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”),

(2) being a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code, or

(3) being a controlled foreign corporation with respect to the United States that is related to us by stock ownership;

(c) any Taxes which would not have been so imposed but for the presentation by the holder or beneficial owner of such note for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment of the note is duly provided for and notice is given to holders, whichever occurs later, except to the extent that the holder or beneficial owner would have been entitled to such Additional Amounts on presenting such note on any date during such 30-day period;

(d) any estate, inheritance, gift, sales, excise, transfer, personal property, wealth or similar Taxes;

(e) any Taxes which are payable otherwise than by withholding from a payment on such note;

(f) any Taxes which are payable by a holder that is not the beneficial owner of the note, or a portion of the note, or that is a fiduciary, partnership, limited liability company or other similar entity, but only to the extent that a beneficial owner, a beneficiary or settlor with respect to such fiduciary or member of such partnership, limited liability company or similar entity would not have been entitled to the payment of an additional amount had such beneficial owner, settlor, beneficiary or member received directly its beneficial or distributive share of the payment;

(g) any Taxes required to be withheld by any paying agent from any payment on any note, if such payment can be made without such withholding by at least one other paying agent;

(h) any Taxes required to be withheld or deducted where such withholding or deduction is imposed pursuant to European Council Directive 2003/48/EC on the taxation of savings income, or any law implementing or complying with, or introduced in order to conform to, such European Council Directive;

(i) any Taxes imposed under Sections 1471 through 1474 of the Internal Revenue Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code;

(j) any combination of items (a), (b), (c), (d), (e), (f), (g), (h) and (i).

For purposes of this section, the acquisition, ownership, enforcement, or holding of or the receipt of any payment with respect to a note will not constitute a connection (1) between the holder or beneficial owner and the United States or (2) between a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or a person having a power over, such holder or beneficial owner if such holder or beneficial owner is an estate, a trust, a limited liability company, a partnership, a corporation or other entity and the United States.

Any reference in this prospectus supplement and the prospectus, in the indenture or in the notes to principal or interest or other payment on the notes shall be deemed to refer also to Additional Amounts which may be payable under the provisions of this section.

We will pay all stamp and other duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority therein with respect to the issuance of the notes pursuant to this offering.

Except as specifically provided under the heading “—Additional Amounts,” we will not be required to make any payment with respect to any tax, duty, assessment or other governmental charge imposed by any government or any political subdivision or taxing authority of or in the United States.

In addition, we undertake that, to the extent permitted by law, we will maintain a paying agent in a Member State of the European Union (if any) that will not require withholding or deduction of tax pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such European Council Directive.

Taxation Redemption

The notes may be redeemed at our option, in whole but not in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, together with interest accrued and unpaid to the date fixed for redemption, at any time, on giving not less than 30 nor more than 60 days’ notice in accordance with “Notices” below if:

(a) we have or will become obligated to pay Additional Amounts as a result of (i) any change in or amendment to the laws, regulations or rulings of the United States or any political subdivision or any taxing authority of or in the United States affecting taxation, or (ii) any change in or amendment to an official application, interpretation, administration or enforcement of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this Prospectus Supplement; provided we reasonably determine that such obligation cannot be avoided by our taking reasonable measures available to us without significant difficulty, cost or expense, or

(b) any action shall have been taken by a taxing authority, or any action has been brought in a court of competent jurisdiction, in the United States or any political subdivision or taxing authority of or in the United States, including any of those actions specified in (a) above, whether or not such action was taken or brought with respect to us, or any change, clarification, amendment, application or interpretation of such laws, regulations or rulings shall be officially proposed, in any such case on or after the date of this Prospectus Supplement, which results in a substantial likelihood that we will be required to pay Additional Amounts on the next interest payment date.

However, no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which we would be, in the case of a redemption for the reasons specified in (a) above, or there would be a substantial likelihood that we would be, in the case of a redemption for the reasons specified in (b) above, obligated to pay such Additional Amounts if a payment in respect of the notes were then due and, at the time such notification of redemption is given, such circumstance remains in effect.

Prior to the publication of any notice of redemption pursuant to this section, in the case of a redemption for the reasons specified in (a) or (b) above, we will deliver to the trustee:

(1) a certificate signed by one of our duly authorized officers stating that we are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to our right so to redeem have occurred, and

(2) a written opinion of independent legal counsel of recognized standing to the effect that we have or will become obligated to pay such Additional Amounts as a result of such change or amendment or that there is a substantial likelihood that we will be required to pay such Additional Amounts as a result of such action or proposed change, clarification, amendment, application or interpretation, as the case may be.

Such notice, once delivered by us to the trustee, will be irrevocable.

Further Issues

We may, without the consent of holders of any series of notes offered by this prospectus supplement, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes of that series. Any additional notes of any series, together with the outstanding notes of the applicable series, will constitute a single series of notes under the indenture. No additional notes may be issued if an event of default has occurred and is continuing with respect to the applicable series of notes. Additional notes cannot be issued under the same CUSIP number unless the additional notes and original notes are fungible for U.S. federal income tax purposes.

Defeasance

The full defeasance and covenant defeasance provisions of the indenture described under “Description of Debt Securities We May Offer—Defeasance” in the accompanying prospectus will apply to the notes.

However, any reference to “money and U.S. government or U.S. government agency notes or bonds” shall refer to “money (in euros) and Federal Republic of Germany obligations.” “Federal Republic of Germany obligations” means (1) securities that are direct obligations of the Federal Republic of Germany for the payment of which its full faith and credit is pledged or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the Federal Republic of Germany, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the Federal Republic of Germany, which, in either case under clauses (1) or (2) are not callable or redeemable at the option of the issuer thereof.

Events of Default

The provisions of the indenture described under “Description of Debt Securities We May Offer—Default and Remedies-Events of Default—What is an Event of Default?” in the accompanying prospectus will apply to the notes. In addition, it will be considered an event of default where, for each series of notes, we do not pay Additional Amounts on such notes within 30 days after such payment is due.

Any payment in respect of the notes made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes.

Book-Entry System

Upon issuance, the notes of each series will be represented by one or more global notes. Each global note will be deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary for the accounts of Clearstream, Luxembourg and Euroclear.

Investors may elect to hold interests in the global notes held by the depository through Clearstream Banking, société anonyme, “Clearstream, Luxembourg,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, the “Euroclear operator,” if they are participants of such systems, or indirectly through organizations that are participants in such systems. Clearstream, Luxembourg and the Euroclear operator will hold interests on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and the Euroclear operator’s names on the books of their respective depositories. Book-entry interests in the notes and all transfers relating to the notes will be reflected in the book-entry records of Clearstream, Luxembourg and Euroclear operator. Because holders will acquire, hold and transfer security entitlements with respect to the notes through Clearstream, Luxembourg, the Euroclear operator and their participants, a beneficial holder’s rights with respect to the notes will be subject to the laws (including Article 8 of the Uniform Commercial Code) and contractual provisions governing a holder’s relationship with its securities intermediary and the relationship between its securities intermediary and each other securities intermediary and between it and us, as the issuer. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of the depository or to a successor of the depository or its nominee.

The distribution of the notes will be cleared through Clearstream, Luxembourg and the Euroclear operator. Any secondary market trading of book-entry interests in the notes will take place through Clearstream, Luxembourg and the Euroclear operator participants and will settle in same-day funds. Owners of book-entry interests in the notes will receive payments relating to their notes in euros.

Clearstream, Luxembourg and the Euroclear operator have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow the notes to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

The policies of Clearstream, Luxembourg and the Euroclear operator will govern payments, transfers, exchange and other matters relating to the investor’s interest in the notes held by them. Neither we nor the trustee have any responsibility for any aspect of the records kept by Clearstream, Luxembourg or the Euroclear operator or any of their direct or indirect participants. Also, neither we nor the trustee supervise these systems in any way.

Clearstream, Luxembourg and the Euroclear operator and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.

Ownership of beneficial interests in a global note will be limited to institutions that have accounts with the depository or its nominee or persons that may hold interests through participants. We have been advised by the depository that upon receipt of any payment of principal of, or interest on, a global note, the depository will credit, on its book-entry registration and transfer system, accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of the depository. Ownership of beneficial interests by participants in the global note will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by the depository or its nominee. Ownership of beneficial interests in the global note by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within such participant will be effected only through, records maintained by participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in the global note.

Payment of principal of, and interest on, any global note registered in the name of or held by the depository or its nominee will be made to the depository or its nominee, as the case may be, as the registered owner of the global note. Payments by participants to owners of beneficial interests in a global note held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the sole responsibility of the participants. None of us, the trustee, the underwriters, nor any agent of ours or the trustee will have any responsibility or liability for any aspects of the depository’s records or any participant’s records relating to, or payments made on account of, beneficial ownership interests in a global note or for maintaining, supervising or reviewing any of the depository’s records or any participant’s records relating to the beneficial ownership interests.

No global note may be transferred except as a whole by the depository to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository.

No global note may be exchanged in whole or in part for notes registered, and no transfer of a global note in whole or in part may be registered, in the name of any person other than the depository or any nominee of the depository unless (i) the depository has notified us that it is unwilling or unable to continue as depository for such global note or has ceased to be qualified to act as such as required by the indenture, (ii) there has occurred and is continuing an event of default with respect to the notes or (iii) we determine in our sole discretion at any time that the global note shall be so exchangeable.

Any global note that is exchangeable pursuant to the preceding sentence shall be exchangeable in whole for separate notes in registered form of any authorized denomination and of like tenor and aggregate principal amount. These notes shall be registered in the name or names of such person or persons as the depository instructs the trustee. We expect that these instructions would be based upon directions received by the depository from its participants with respect to ownership of beneficial interests in such global note.

Except in the limited circumstances referred to above, owners of beneficial interests in a global note will not be entitled to have such global note registered in their names, will not receive or be entitled to receive physical delivery of notes in exchange therefor and will not be considered to be the owners or holders of such global note for any purpose under the notes or the indenture. Accordingly, each person owning a beneficial interest in the global note must rely on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.

The indenture provides that the depository, as a holder, may appoint agents and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver, or other action which a holder is entitled to give or take under the indenture.

Clearstream, Luxembourg advises that it is a limited liability company organized under Luxembourg law. Clearstream, Luxembourg holds securities for its participating organizations, “Clearstream, Luxembourg participants,” and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg participants through electronic book-entry transfers between their accounts, thereby eliminating the need for physical movement of securities. Clearstream, Luxembourg provides to Clearstream, Luxembourg participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic securities markets in several countries through established depository and custodial relationships. Clearstream, Luxembourg is registered as a bank in Luxembourg, and as such is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream, Luxembourg participants are world-wide financial institutions, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Clearstream, Luxembourg’s U.S. customers are limited to securities brokers and dealers and banks. Indirect access to Clearstream, Luxembourg is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg customer. Clearstream, Luxembourg has established an electronic bridge with the Euroclear operator to facilitate settlement of trades between Clearstream, Luxembourg and the Euroclear operator.

Distributions with respect to the notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg participants in accordance with its rules and procedures, to the extent received by the U.S. depository for Clearstream, Luxembourg.

The Euroclear operator advises that the Euroclear System was created in 1968 to hold securities for its participants, “Euroclear participants,” and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. The Euroclear System is operated by Euroclear Bank S.A./N.V., the “Euroclear operator,” under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation. The Euroclear operator is regulated and examined by the Belgian Banking and Finance Commission and the National Bank of Belgium. All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not the cooperative. The cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, collectively, the “terms and conditions.” The terms and conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to the notes held beneficially through the Euroclear System will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. depository for the Euroclear operator.

Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of Clearstream, Luxembourg, the Euroclear operator or the depository, as the case may be, in accordance with their respective procedures. Book-entry interests in the notes may be transferred within Clearstream, Luxembourg and within the Euroclear System and between Clearstream, Luxembourg and the Euroclear System in accordance with procedures established for these purposes by Clearstream, Luxembourg and the Euroclear operator. Book-entry interests in the notes may be transferred within the depository in accordance with procedures established for this purpose by the depository. Transfers of book-entry interests in the notes among Clearstream, Luxembourg and the Euroclear operator and the depository may be effected in accordance with procedures established for this purpose by Clearstream, Luxembourg, the Euroclear operator and the depository.

Secondary market trading between Clearstream, Luxembourg participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and the Euroclear System and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through the depository on the one hand, and directly or indirectly through Clearstream, Luxembourg participants or Euroclear participants, on the other, will be effected through the depository in accordance with the depository’s rules on behalf of the relevant European international clearing system by its U.S. depository; however, these cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in the clearing system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depository to take action to effect final settlement on its behalf by delivering interests in the notes to or receiving interests in the notes from the depository, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the depository. Clearstream, Luxembourg participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositories.

Because of time-zone differences, credits of interests in the notes received in Clearstream, Luxembourg or the Euroclear system as a result of a transaction with a depository participant will be made during subsequent securities settlement processing and dated the business day following the depository settlement date. Credits of interests or any transactions involving interests in the notes received in Clearstream, Luxembourg or the Euroclear System as a result of a transaction with a depository participant and settled during subsequent securities settlement processing will be reported to the relevant Clearstream, Luxembourg participants or Euroclear participants on the business day following the depository settlement date. Cash received in Clearstream, Luxembourg or the Euroclear System as a result of sales of interests in the notes by or through a Clearstream, Luxembourg customer or a Euroclear participant to a depository participant will be received with value on the depository settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in the depository.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream, Luxembourg and Euroclear system on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream, Luxembourg and Euroclear system on the same business day as in the United States. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream, Luxembourg or Euroclear system is used.

Although the depository, Clearstream, Luxembourg and the Euroclear operator have agreed to the foregoing procedures in order to facilitate transfers of interests in the notes among participants of the depository, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform the foregoing procedures and these procedures may be changed or discontinued at any time.

Governing Law

The indenture and the notes will be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to agreements made or instruments entered into and performed in New York State.

Relationship with Trustee

U.S. Bank Trust National Association currently serves as the trustee with respect to certain of our other outstanding debt securities.

Open Market Purchases

We may at any time and from time to time purchase notes in the open market or otherwise.

The Paying Agent, Transfer Agent and Security Registrar

Elavon Financial Services Limited is the security registrar with respect to the notes. Elavon Financial Services Limited, UK Branch is the paying agent and transfer agent with respect to the notes.

TAXATION

Certain U.S. Federal Tax Considerations

The following summary describes certain U.S. federal income tax consequences and, in the case of a Non-U.S. Holder (as defined below), certain U.S. federal estate tax consequences, of purchasing, owning and disposing of the notes. This summary does not discuss all of the aspects of U.S. federal income and estate taxation that may be relevant to you in light of your particular investment or other circumstances. This summary applies to you only if you are a beneficial owner of a note that holds the note as a capital asset (generally, investment property), and you acquire the note for cash in this offering for a price equal to its “issue price” (i.e., the first price at which a substantial amount of the notes of the relevant series is sold for money to investors, other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). In addition, this summary does not address special U.S. federal income or estate tax rules that may be applicable to certain categories of beneficial owners of the notes, such as:

•	dealers in securities or currencies;

•	traders in securities subject to a mark-to-market method of tax accounting with respect to the notes;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding the notes as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

•	persons subject to the alternative minimum tax;

•	certain U.S. expatriates;

•	financial institutions;

•	insurance companies;

•	controlled foreign corporations, passive foreign investment companies and regulated investment companies and shareholders of such corporations;

•	entities that are tax-exempt for U.S. federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts;

•	persons that both acquire notes in this offering and sell existing notes pursuant to the applicable Tender Offer (or whose existing notes are otherwise redeemed with the net proceeds of this offering); and

•	pass-through entities, including partnerships and entities and arrangements classified as partnerships for U.S. federal tax purposes, and beneficial owners of pass-through entities.

In the case of an entity or arrangement classified as a partnership for U.S. federal tax purposes, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partnership considering purchasing the notes, or a partner in such a partnership, you should consult your own tax advisor regarding the U.S. federal income and estate tax consequences of purchasing, owning and disposing of the notes.

This summary is based on U.S. federal income and estate tax law, including the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), Treasury regulations, administrative rulings and judicial authority, all as in effect or in existence as of the date of this prospectus supplement. Subsequent developments in U.S. federal income and estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income and estate tax consequences of purchasing, owning and disposing of notes as set forth in this summary. We cannot assure you that the Internal Revenue Service (the “IRS”), will not challenge one or more of the tax consequences described in this summary, and we have not obtained, nor do we intend to obtain, any ruling from the IRS with respect to the tax consequences of the purchase, ownership or other disposition of the notes. In addition, this summary does not discuss any U.S. federal tax consequences other than U.S. federal income tax consequences (and, in the case of

Non-U.S. Holders, U.S. federal estate tax consequences), such as gift tax consequences or the Medicare tax on certain investment income, or any U.S. state or local income or non-U.S. income or other tax consequences. Before you purchase the notes, you should consult your own tax advisor regarding the particular U.S. federal, state and local and non-U.S. income and other tax consequences of acquiring, owning and disposing of the notes that may be applicable to you.

U.S. Holders

The following summary applies to you only if you are a U.S. Holder (as defined below). A “U.S. Holder” is a beneficial owner of a note or notes that is for U.S. federal income tax purposes:

•	an individual who is citizen or resident of the United States;

•	a corporation (or other entity classified as a corporation for these purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of the source of that income; or

•	a trust, if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Internal Revenue Code) has the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a “United States person.”

Payments of Stated Interest

Stated interest on the notes held by you will be included in your gross income and taxed as ordinary interest income at the time such interest is accrued or received in accordance with your method of accounting for U.S. federal income tax purposes.

Payments of stated interest on the notes will be denominated in euro and, accordingly, the following rules will apply. A cash basis U.S. Holder will be required to include in income the U.S. Dollar value of the euro amount of interest received, determined by translating such amount into U.S. Dollars at the spot exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. Dollars on such date. A cash basis U.S. Holder generally will not recognize any foreign currency gain or loss on receipt of a euro interest payment.

An accrual basis U.S. Holder may determine the amount of income recognized with respect to interest payments in accordance with either of two methods. Under the first method, the U.S. Holder will be required to accrue interest income on a note in euro and translate the amount accrued into U.S. Dollars based on the average exchange rate in effect during the interest accrual period (or portion thereof within the U.S. Holder’s taxable year). Under the second method, an accrual basis U.S. Holder may elect to accrue interest income at the spot exchange rate in effect on the last day of the accrual period (or last day of the taxable year within such accrual period if the accrual period spans more than one taxable year) or at the spot exchange rate in effect on the date the interest payment is received if such date is within five business days of the last day of the accrual period. A U.S. Holder that makes an election under the second method must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the IRS and, accordingly, U.S. Holders should consult their own tax advisors as to the desirability, mechanics and collateral consequences of making this election. Upon receipt of a euro interest payment (including amounts received upon the disposition of a note attributable to accrued but unpaid interest), an accrual basis U.S. Holder will recognize foreign currency gain or loss in an amount equal to the difference, if any, between (i) the U.S. Dollar value of such payment determined by translating the payment at the spot exchange rate for euro in effect on the date such payment of interest is received (or the note is disposed of) and (ii) the U.S. Dollar value of the interest income that the U.S. Holder has previously accrued with respect to such payment of interest (or accrued interest), regardless of whether the payment is actually converted into U.S. Dollars on the date of receipt. Foreign currency gain or loss will be treated as ordinary income or loss and generally as U.S. source, and generally will not be treated as interest income or expense.

Sale or Other Taxable Disposition of Notes

Upon the sale, redemption, retirement, exchange or other taxable disposition of the notes, you generally will recognize taxable gain or loss equal to the difference, if any, between:

•	the amount realized on the disposition (less any amount attributable to accrued but unpaid stated interest on the notes, which will be taxable as ordinary interest income to the extent not previously included in your gross income in the manner described above under “—Payments of Stated Interest”), determined in U.S. Dollars; and

•	your tax basis in the notes, determined in U.S. Dollars.

If a U.S. Holder receives euros on the sale, exchange, redemption, retirement or other taxable disposition of a note, the amount realized generally will be the U.S. Dollar value of the euros received, calculated at the spot exchange rate on the date of the sale, exchange, redemption, retirement or other taxable disposition. However, if the notes are traded on an established securities market, a cash basis U.S. Holder (or, upon election, an accrual basis U.S. Holder) will determine the U.S. Dollar amount realized by translating the euros received at the spot exchange rate on the settlement date of the sale, exchange, redemption, retirement or other taxable disposition. If an accrual basis U.S. Holder makes such an election, the election must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the IRS. If an accrual basis U.S. Holder does not make such an election, such a holder will determine the U.S. Dollar value of the amount realized by translating that amount at the spot exchange rate on the date of the sale, exchange, redemption, retirement or other disposition and generally will recognize foreign currency gain or loss equal to the difference (if any) between (i) the U.S. Dollar value of the euro amount realized based on the spot exchange rate in effect on the date of the sale, exchange, redemption, retirement or other disposition and (ii) the U.S. Dollar value of the euro amount realized based on the spot exchange rate in effect on the settlement date.

A U.S. Holder’s tax basis in a note generally will be its U.S. Dollar cost for the note. If a U.S. Holder pays the purchase price for a note in euros, such U.S. Holder’s tax basis in the note generally will be the U.S. Dollar value of the euro purchase price on the date of purchase, calculated at the spot exchange rate in effect on such date. However, if the notes are traded on an established securities market, a cash basis U.S. Holder (or, upon election, an accrual basis U.S. Holder) will determine the U.S. Dollar value of the euro purchase price by translating the euros paid at the spot exchange rate on the settlement date of the purchase. As described above, if an accrual basis U.S. Holder makes such an election, the election must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the IRS. If an accrual basis U.S. Holder does not make such an election, such a holder will determine the U.S. Dollar value of the euro purchase price by translating the euro amount paid at the spot exchange rate on the date of the purchase and generally will recognize foreign currency gain or loss equal to the difference (if any) between (i) the U.S. Dollar value of the euro purchase price based on the spot exchange rate in effect on the date of purchase and (ii) the U.S. Dollar value of the euro purchase price based on the spot exchange rate in effect on the settlement date.

Subject to the discussion of foreign currency gain or loss below, your gain or loss generally will be capital gain or loss. This capital gain or loss will be long-term capital gain or loss if, at the time of the disposition, you have held the notes for more than one year. Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income. If you are a non-corporate U.S. Holder, under current law your long-term capital gain generally will be subject to a preferential rate of U.S. federal income tax.

A U.S. Holder may recognize foreign currency gain or loss attributable to a change in exchange rates between the date of the purchase of a note and the date of the sale, exchange, redemption, retirement or other disposition of the note. Gain or loss attributable to a change in exchange rates will equal the difference between (1) the U.S. Dollar value of the euro principal amount of the note determined based on the spot exchange rate in effect on the date that the note is disposed of and (2) the U.S. Dollar value of the euro principal amount of the note determined based on the spot exchange rate in effect on the date the U.S. Holder acquired the note. For this purpose, the principal amount of the note is the U.S. Holder’s purchase price for the note in euros. The realization of such foreign currency gain or loss will be limited to the amount of overall gain or loss realized on the sale, exchange, redemption, retirement or other taxable disposition of the note. Foreign currency gain or loss will be treated as ordinary income or loss and generally as U.S. source, and generally will not be treated as interest income or expense.

Foreign Currency Gain or Loss With Respect to Euros

A U.S. Holder that purchases a note with previously owned euros will recognize foreign currency gain or loss at the time of purchase attributable to the difference at the time of purchase, if any, between the U.S. Holder’s tax basis in such euros and the fair market value of the note in U.S. Dollars on the date of the exchange of euros for such note.

A U.S. Holder’s tax basis in euros received as interest on a note will be the U.S. Dollar value thereof determined at the spot exchange rate in effect on the date the holder received the euros. A U.S. Holder’s tax basis in euros received on the sale, exchange, redemption, retirement or other taxable disposition of a note will be the U.S. Dollar value thereof determined at the spot exchange rate in effect on the date of the sale, exchange, redemption, retirement or other disposition of the note (or, in the case of a cash basis or electing accrual basis taxpayer, if the notes are traded on an established securities market, the settlement date).

Upon any subsequent conversion or other disposition of the euros for U.S. Dollars, a U.S. Holder generally will recognize foreign currency gain or loss equal to the difference between the amount of U.S. Dollars received and the U.S. Holder’s tax basis in the euros.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to payments to a U.S. Holder of stated interest on the notes and the proceeds of a sale or other disposition (including a retirement or redemption) of the notes.

In general, “backup withholding” (currently at a rate of 28%) may apply:

•	to any payments made to you of stated interest on your notes, and

•	to payment of the proceeds of a sale or other disposition (including a redemption or retirement) of your notes,

if you are a U.S. Holder, and not otherwise exempt, and you fail to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax and may be credited against your U.S. federal income tax liability (which may result in your being entitled to a refund of U.S. federal income tax), provided that correct information is timely provided to the IRS.

Disclosure Requirements

Applicable Treasury regulations require a U.S. Holder to report certain transactions that give rise to a loss in excess of certain thresholds. Under these Treasury regulations, a U.S. Holder that recognizes foreign currency loss with respect to the notes would be required to report the loss on IRS Form 8886 (Reportable Transaction Disclosure Statement) if the loss exceeds the thresholds set forth in the Treasury regulations. Each U.S. Holder should consult its own tax adviser regarding the application of these rules to their ownership and disposition of the notes.

Non-U.S. Holders

The following summary applies to you if you are a beneficial owner of a note and you are neither a U.S. Holder (as defined above) nor an entity or arrangement classified as a partnership for U.S. federal tax purposes (a “Non-U.S. Holder”).

U.S. Federal Withholding Tax

Subject to the discussion below regarding backup withholding and FATCA (as defined below), U.S. federal withholding tax will generally not apply to payments of stated interest on your notes under the “portfolio interest” exception of the Internal Revenue Code, provided that:

•	you do not, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder;

•	you are not a “controlled foreign corporation” for U.S. federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Internal Revenue Code);

•	you are not a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code;

•	such stated interest is not effectively connected with your conduct of a trade or business within the United States; and

•	you provide a signed written statement, on an IRS Form W-8BEN or W-8BEN-E (or other applicable form) which can reliably be related to you, certifying under penalties of perjury that you are not a “United States person” within the meaning of the Internal Revenue Code, and providing your name and address to:

(A)	the applicable withholding agent; or

(B)	a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds your notes on your behalf and that certifies to the applicable withholding agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your signed, written statement and provides the applicable withholding agent with a copy of this statement.

The applicable Treasury regulations provide alternative methods for satisfying the foregoing certification requirement. In addition, under these Treasury regulations, special rules apply to pass-through entities and this certification requirement may also apply to beneficial owners of pass-through entities.

If you cannot satisfy the requirements of the “portfolio interest” exception described above, payments of stated interest made to you will be subject to 30% U.S. federal withholding tax unless you provide the applicable withholding agent with a properly executed (1) IRS Form W-8ECI (or other applicable form) stating that interest paid on your notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business within the United States or (2) IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from or reduction in this withholding tax under an applicable income tax treaty.

Any gain recognized upon a sale, exchange, retirement, redemption or other taxable deposition of a note (other than any amount representing accrued but unpaid stated interest, which is treated as described immediately above) generally will not be subject to U.S. federal withholding tax, subject to the discussion below regarding FATCA, as defined below.

U.S. Federal Income Tax

Except for the possible application of U.S. federal withholding tax discussed above, and subject to the discussion below regarding backup withholding and FATCA, as defined below, you generally will not have to pay U.S. federal income tax on payments of principal of and stated interest on your notes, or on any gain realized from (or accrued stated interest treated as received in connection with) the sale, exchange, redemption, retirement or other taxable disposition of your notes unless:

•	in the case of stated interest payments or disposition proceeds representing accrued stated interest, you cannot satisfy the requirements of the “portfolio interest” exception described above (and your U.S. federal income tax liability has not otherwise been fully satisfied through the U.S. federal withholding tax described above);

•	in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your notes and specific other conditions are met (in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S. source capital losses, generally will be subject to a flat 30% U.S. federal income tax, even though you are not considered a resident alien under the Internal Revenue Code); or

•	any stated interest or gain is effectively connected with your conduct of a trade or business within the United States and, if required by an applicable income tax treaty, is attributable to a United States “permanent establishment” maintained by you.

If you are engaged in a trade or business within the United States, and stated interest or gain in respect of your notes is effectively connected with the conduct of your trade or business (and, if required by an applicable income tax treaty, is attributable to a United States “permanent establishment” maintained by you), the stated interest or gain generally will be subject to U.S. federal income tax on a net basis at the regular graduated rates and in the manner applicable to a U.S. Holder (although the stated interest will be exempt from the withholding tax discussed in the preceding paragraphs if you provide to the applicable withholding agent a properly executed IRS Form W-8ECI (or other applicable form) on or before any payment date to claim the exemption). In addition, if you are a Non-U.S. Holder that is a corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under an applicable income tax treaty.

Backup Withholding and Information Reporting

Generally, the applicable withholding agent will be required to report to the IRS and to you payments of stated interest on the notes and the amount of U.S. federal income tax, if any, withheld with respect to those payments. Copies of the information returns reporting such stated interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of a treaty or agreement.

Backup withholding will not apply to payments of interest made on the notes to you if you have provided to the applicable withholding agent the required certification that you are not a “United States person” within the meaning of the Internal Revenue Code as described in “—U.S. Federal Withholding Tax” above, provided that the applicable withholding agent does not have actual knowledge or reason to know that you are a United States person.

The gross proceeds from the sale, exchange, retirement, redemption or other disposition of your notes may be subject, in certain circumstances discussed below, to information reporting and backup withholding (currently at a rate of 28%). If you sell your notes outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your notes through a non-U.S. office of a broker that is a “United States person” (as defined in the Internal Revenue Code) or has certain enumerated connections with the United States, unless the broker has documentary evidence in its files that you are not a United States person and certain other conditions are met or you otherwise establish an exemption. If you receive payment of the proceeds from a sale of your notes through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide an IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying that you are not a United States person or you otherwise establish an exemption, provided that the broker does not have actual knowledge, or reason to know, that you are a United States person or that the conditions of any other exemption are not, in fact, satisfied.

You should consult your own tax advisor regarding application of the backup withholding rules in your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your U.S. federal income tax liability, provided the required information is timely provided to the IRS.

U.S. Federal Estate Tax

Unless otherwise provided in an applicable estate tax or other treaty, if you are an individual and are not a United States citizen or a resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of your death, your notes generally will not be subject to the U.S. federal estate tax, unless, at the time of your death:

•	you actually or constructively own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder; or

•	stated interest on your notes is effectively connected with your conduct of a trade or business within the United States.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act and related Treasury guidance (commonly referred to as ‘‘FATCA’’) impose U.S. federal withholding tax at a rate of 30% on (i) U.S. source interest (including interest paid on the notes) and (ii) the gross proceeds from the sale or other disposition of an obligation that produces U.S. source interest (including the sale, exchange, redemption, retirement or other taxable disposition of the notes) after December 31, 2016, in each case, to certain foreign entities, either as beneficial owners or as intermediaries. In the case of payments made to a “foreign financial institution” as defined under FATCA (including, among other entities, an investment fund), subject to certain exceptions, the tax generally will be imposed unless such institution (i) collects and provides to the IRS or other relevant tax authorities certain information regarding U.S. account holders of such institution pursuant to an agreement with the IRS or applicable foreign law enacted in connection with an intergovernmental agreement and (ii) complies with obligations to withhold on certain payments to its account holders and certain other persons. In the case of payments made to a foreign entity that is not a foreign financial institution, subject to certain exceptions, the tax generally will be imposed unless such foreign entity provides the withholding agent (for provision to the IRS) either (a) a certification that it does not have any ‘‘substantial United States owners’’ as defined under FATCA or (b) certain information regarding its substantial United States owners. Accordingly, the entity through which a U.S. Holder or a Non-U.S. Holder holds its notes will affect the determination of whether such withholding is required. Future United States Treasury regulations or other guidance, may modify these requirements. We will not pay any additional amounts to U.S. Holders or Non-U.S. Holders in respect of any amounts withheld under FATCA. U.S. Holders that own their interests in a note through a foreign entity or intermediary, and Non-U.S. Holders, are encouraged to consult their tax advisors regarding FATCA.

European Union Directive on the Taxation of Savings Income

The European Union Council Directive 2003/48/EC regarding the taxation of savings income payments (the “Directive”) obliges a Member State of the European Union (“Member State”) to provide to the tax authorities of another Member State details of payments of interest or other similar income payments made by a person within the jurisdiction of the first Member State to an individual or to certain other persons resident in that other Member State (or of certain payments secured for their immediate benefit). However, Austria and Luxembourg are currently opted out of the reporting requirements and are instead applying a special withholding tax for a transitional period in relation to such payments of interest, deducting tax at rates rising over time to 35 per cent. This transitional period will terminate at the end of the first fiscal year following agreements by certain non European Union countries to the exchange of information relating to such payments. The Luxembourg government has announced its intention to elect out of the withholding system in favour of an exchange of information procedure with effect from January 1, 2015.

Also, a number of non European Union countries and certain dependent or associated territories of Member States have adopted similar measures (either provision of information or transitional withholding) in relation to payments of interest or other similar income payments made by a person in that jurisdiction to an individual or to certain other persons in any Member State. The Member States have entered into reciprocal provision of information or transitional special withholding tax arrangements with certain of those dependent or associated territories. These apply in the same way to payments by persons in any Member State to individuals or certain other persons in those territories.

If a payment were to be made or collected through a Member State which has opted for a withholding system and an amount of, or in respect of, tax were to be withheld from that payment, neither the issuer nor any paying agent nor any other person would be obliged to pay Additional Amounts to the holders of the notes or to otherwise compensate the holders of the notes for the reduction in the amounts that they will receive as a result of the imposition of such withholding tax. However, we are required to maintain a paying agent in a Member State that will not be obliged to withhold or deduct tax pursuant to the directive.

On March 24, 2014, the Council of the European Union adopted a directive amending the Directive. When implemented, the amendments will, inter alia, extend the scope of the Directive to (i) payments made through certain intermediate structures (whether or not established in a Member State) for the ultimate benefit of an EU resident individual, and (ii) a wider range of income similar to interest. Member states are required to implement national legislation giving effect to these changes by January 1, 2016 (which national legislation must apply from January 1, 2017). Investors who are in any doubt as to their position should consult their professional advisors.

UNDERWRITING

Subject to the terms and conditions contained in an underwriting agreement, dated as of the date of this prospectus supplement, between us and the underwriters named below, for whom BNP Paribas, Deutsche Bank AG, London Branch and J.P. Morgan Securities plc are acting as representatives, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriter	Principal Amount of 2021 notes	Principal Amount of 2026 notes	Principal Amount of 2034 notes
BNP Paribas	€	€	€
Deutsche Bank AG, London Branch
J.P. Morgan Securities plc
Merrill Lynch International
The Royal Bank of Scotland plc

Total	€	€	€

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to certain conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

The underwriters initially propose to offer some of the notes to the public at the public offering prices that appear on the cover page of this prospectus supplement. In addition, the underwriters initially propose to offer some of the notes to certain dealers at the public offering prices less a concession not to exceed     % of the principal amount, with respect to the 2021 notes,     % of the principal amount, with respect to the 2026 notes, and     % of the principal amount, with respect to the 2034 notes. Any underwriter may allow, and any such dealer may reallow, a concession not to exceed     % of the principal amount, with respect to the 2021 notes,     % of the principal amount, with respect to the 2026 notes, and     % of the principal amount, with respect to the 2034 notes, on sales to certain other dealers. After the initial offering of the notes to the public, the representatives may change the public offering prices and concessions. The underwriters may from time to time vary the offering prices and other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discounts that we will pay to the underwriters in connection with the offering of the notes:

Paid by us	2021 notes		2026 notes		2034 notes
Per note		%		%		%
Total	€		€		€

Expenses associated with this offering to be paid by us, other than underwriting discounts, are estimated to be approximately $            .

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

The notes are new issues of securities, and there are currently no established trading markets for the notes. Application will be made for the notes to be listed on the New York Stock Exchange. The listing application will be subject to approval by the New York Stock Exchange. If such a listing is obtained, we have no obligation to maintain such listing and we may delist the notes at any time. The underwriters have advised us that they intend to make a market in the notes of each series, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time at their sole discretion. Accordingly, we cannot assure you that liquid trading markets will develop for the notes, that you will be able to sell your notes at a particular time or that the prices you receive when you sell will be favorable.

We expect to deliver the notes offered hereby against payment for the notes on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the             business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Securities and Exchange Commission under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes may be required, by virtue of the fact that the notes initially will settle in T+         business days, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

Stabilization and Short Positions

In connection with the issue of the notes, the Stabilizing Manager (or any person acting on behalf of the Stabilizing Manager) may over-allot the notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the Stabilizing Manager (or any person acting on behalf of the Stabilizing Manager) creates a short position in the notes in connection with the offering (i.e., if it sells more notes than are on the cover page of this prospectus supplement), the Stabilizing Manager (or any person acting on behalf of the Stabilizing Manager) may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The Stabilizing Manager (or any person acting on behalf of the Stabilizing Manager) also may impose a penalty bid. This occurs when the Stabilizing Manager (or any person acting on behalf of the Stabilizing Manager) repays to the underwriters a portion of the underwriting discount received by it because the Stabilizing Manager (or any person acting on behalf of the Stabilizing Manager) has repurchased notes sold by or for the account of the Stabilizing Manager (or any person acting on behalf of the Stabilizing Manager) in stabilizing or short covering transactions. Any stabilization action may begin on or after the date on which adequate public disclosure of the final terms of the offer of the notes is made, and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes. Any stabilization action or over-allotment must be conducted by the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) in accordance with all applicable laws and rules.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the Stabilizing Manager (or any person acting on behalf of the Stabilizing Manager) will undertake any stabilization action or that, once commenced, any stabilization action will not be discontinued without notice.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking, derivatives and/or financial advisory, investment banking and other commercial transactions and services with us and our affiliates for which they have received or will receive customary fees and commissions.

To the extent any underwriter that is not a U.S. registered broker-dealer intends to effect sales of notes in the United States, it will do so through one or more U.S. registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.

Substantially all of the underwriters or their affiliates are participants in our $6.0 billion, five-year credit facility maturing in August 2019. Certain of the underwriters or their affiliates are also dealers in our commercial paper program.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Relevant Member State of the EEA that has implemented the Prospectus Directive with effect from and including the Relevant Implementation Date, an offer of the notes may not be made to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the several underwriters; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of the notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State.

The sellers of notes have not authorized and do not authorize the making of any offer of the notes through any financial intermediary, other than offers made by the underwriters with a view to underwriting the notes as contemplated in this prospectus supplement and the accompanying prospectus. Accordingly, no purchaser of notes, other than the underwriters, is authorized to make any further offer of notes on behalf of the sellers or the underwriters.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (a) to “professional investors” as defined in the Securities and Futures Ordinance of Hong Kong (Cap. 571) (the “SFO”) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance of Hong Kong (Cap. 32) (the “CMO”) or which do not constitute an offer or invitation to the public for the purposes of the CMO or the SFO. No advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined under the SFO and any rules made thereunder.

Singapore

This prospectus supplement and accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed for or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2) where no consideration is or will be given for the transfer;

(3) where the transfer is by operation of law;

(4) as specified in Section 276(7) of the SFA; or

(5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information in documents that we file with them. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. The information we incorporate by reference into this prospectus supplement supersedes the information incorporated by reference in the accompanying prospectus, and information in documents that we file after the date of this prospectus supplement and before the termination of the offering to which this prospectus supplement relates will automatically update information in this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents listed below and filed with the SEC as well as any future filings under Exchange Act File No. 001-06571 we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering to which this prospectus supplement relates (other than Current Reports or portions thereof furnished under Item 2.02 or Item 7.01 of our Current Reports on Form 8-K):

•	our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on February 27, 2014;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014 filed with the SEC on May 8, 2014 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 filed with the SEC on August 7, 2014;

•	our Current Reports on Form 8-K filed with the SEC on February 5, 2014, February 28, 2014, March 27, 2014, May 29, 2014 and October 2, 2014; and

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 14, 2014 (solely to the extent incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2013).

We will provide, without charge, copies of any document incorporated by reference into this prospectus supplement, excluding exhibits other than those that are specifically incorporated by reference into this prospectus supplement. You can obtain a copy of any document incorporated by reference by writing or calling us at our principal executive offices as follows:

Merck & Co., Inc.

P.O. Box 100—WS 3AB-40

Whitehouse Station, NJ 08889-0100 USA

908-423-7845

Attention: Stockholder Services Department

VALIDITY OF THE NOTES

The validity of the notes will be passed upon for us by Bruce N. Kuhlik, our Executive Vice President and General Counsel, and for the underwriters by Davis Polk & Wardwell LLP, New York, New York. In addition, Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York, has represented us in connection with various matters for this offering. As of September 15, 2014, Mr. Kuhlik owned, directly and indirectly, 127,514.1600 shares of our common stock and options to purchase 537,661 additional shares of our common stock, of which 256,284 are currently exercisable.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement and accompanying prospectus incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Merck & Co., Inc.

Debt Securities

Merck & Co., Inc. may from time to time issue debt securities in one or more offerings pursuant to this prospectus. The accompanying prospectus supplement will specify the terms of the debt securities, including whether they are guaranteed. We urge you to read carefully this prospectus, any accompanying prospectus supplement, and any documents we incorporate by reference in this prospectus and any accompanying prospectus supplement before you make your investment decision.

Merck & Co., Inc. may sell these debt securities to or through underwriters, dealers and agents, or directly to purchasers, on a delayed or continuous basis.

This prospectus describes some of the general terms that may apply to the debt securities and the general manner in which they may be offered. The specific terms of the debt securities, including whether such debt securities will be guaranteed, and the specific manner in which they may be offered, including the names of any underwriters or agents, will be described in a supplement to this prospectus.

Investing in our debt securities involves risks. You should carefully consider all of the information set forth in this prospectus. In addition, you should carefully consider the risk factors in any accompanying prospectus supplement or any documents we incorporate by reference in this prospectus and any accompanying prospectus supplement, before deciding to invest in any of our debt securities.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 3, 2012.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the Commission, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of the debt securities described in this prospectus in one or more offerings. No limit exists on the aggregate amount of debt securities we may sell pursuant to the registration statement.

This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the debt securities offered, and whether they will be guaranteed by any of our subsidiaries. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, any prospectus supplement to this prospectus, any documents that we incorporate by reference in this prospectus and any prospectus supplement and the additional information described below under “Where You Can Find More Information” before making an investment decision. You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information in this prospectus, any accompanying prospectus supplement or any documents we incorporate by reference in this prospectus and any prospectus supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

MERCK

We are a global health care company that delivers innovative health solutions through our prescription medicines, vaccines, biologic therapies, animal health, and consumer care products, which we market directly and through our joint ventures. Our operations are principally managed on a products basis and are comprised of four operating segments, which are the Pharmaceutical, Animal Health, Consumer Care and Alliances segments, and one reportable segment, which is the Pharmaceutical segment. The Pharmaceutical segment includes human health pharmaceutical and vaccine products marketed either directly by us or through joint ventures.

Human health pharmaceutical products consist of therapeutic and preventive agents, generally sold by prescription, for the treatment of human disorders. We sell these human health pharmaceutical products primarily to drug wholesalers and retailers, hospitals, government agencies and managed health care providers such as health maintenance organizations, pharmacy benefit managers and other institutions. Vaccine products consist of preventive pediatric, adolescent and adult vaccines, primarily administered at physician offices. We sell these human health vaccines primarily to physicians, wholesalers, physician distributors and government entities. We also have animal health operations that discover, develop, manufacture and market animal health products, including vaccines, which we sell to veterinarians, distributors and animal producers. Additionally, we have consumer care operations that develop, manufacture and market over-the-counter, foot care and sun care products, which are sold through wholesale and retail drug, food chain and mass merchandiser outlets.

We are incorporated in the State of New Jersey and maintain our principal offices at Whitehouse Station, New Jersey. Our address is One Merck Drive, Whitehouse Station, New Jersey 08889-0100, and our telephone number is (908) 423-1000. Our website is located at www.merck.com. Information available on, or accessible through, our website is not incorporated into this prospectus by reference and should not be considered a part of this prospectus.

RISK FACTORS

Before deciding to invest in Merck’s debt securities, you should carefully consider the risk factors and forward-looking statements described in Item 1A of our most recent Annual Report on Form 10-K for the year ended December 31, 2011 (which is incorporated by reference herein). In addition, you should carefully consider information in any accompanying prospectus supplement or any documents we incorporate by reference in this prospectus and any accompanying prospectus supplement, before deciding to invest in Merck’s debt securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and any documents we incorporate by reference herein or therein and oral statements made from time to time by us may contain so called “forward-looking statements” (within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act), all of which are based on management’s current expectations and are subject to risks and uncertainties which may cause results to differ materially from those set forth in the statements. One can identify these forward-looking statements by their use of words such as “anticipates,” “expects,” “plans,” “will,” “estimates,” “forecasts,” “projects” and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address our growth strategy, financial results, product development, product approvals, product potential and development programs. One must carefully consider any such statement and should understand that many factors could cause actual results to differ materially from our forward-looking statements. These factors include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. We do not assume the obligation to update any forward-looking statement. We caution you not to place undue reliance on these forward-looking statements. One should carefully evaluate such statements in light of factors, including risk factors, described under “Risk Factors” above and in the documents incorporated herein by reference in which we discuss in more detail various important factors that could cause actual results to differ from expected or historic results. One should understand that it is not possible to predict or identify all such factors. Consequently, one should not consider any such list to be a complete statement of all potential risks or uncertainties.

RATIOS OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges for the nine months ended September 30, 2012 and each of the fiscal years ended December 31, 2007 through 2011 are as follows:

Nine Months Ended September 30,	Years Ended December 31,
2012	2011	2010	2009	2008	2007
10	8	2	23	21	6

On November 3, 2009, Merck & Co., Inc. and Schering-Plough Corporation (“Schering-Plough”) completed their previously announced merger. The results of Schering-Plough’s business have been included in the ratios above only for periods subsequent to the completion of the merger. Therefore, the ratio for the year ended December 31, 2009 does not reflect a full year of legacy Schering-Plough operations and the ratios for the years ended December 31, 2007 and 2008 are based on the historical financial statements of pre-merger Merck & Co., Inc., which became our financial statements as a result of the merger.

For purposes of computing these ratios, “earnings” consist of income before taxes, one-third of rents (deemed by us to be representative of the interest factor inherent in rents), interest expense, interest capitalized, net of amortization and equity (income) loss from affiliates, net of distributions. “Fixed charges” consist of one-third of rents, interest expense as reported in our consolidated financial statements and dividends on preferred stock. Interest expense does not include interest related to uncertain tax positions.

SELECTED FINANCIAL DATA

The following table sets forth selected historical financial information for Merck. In the first quarter of 2012, we retrospectively adopted amended guidance issued by the Financial Accounting Standards Board on the presentation of comprehensive income in financial statements. The following selected financial information revises historical information to illustrate the new presentation required by this guidance for the periods presented.

	Years Ended December 31,
	2011	2010	2009
		(in millions)
Net Income Attributable to Merck & Co., Inc.	$6,272	$861	$12,899

Other Comprehensive Income (Loss) Net of Taxes:
Net unrealized (loss) gain on derivatives, net of reclassifications	(37)	83	(154)
Net unrealized loss on investments, net of reclassifications	(10)	(2)	(30)
Benefit plan net (loss) gain and prior service (credit) cost, net of amortization	(303)	426	285
Cumulative translation adjustment	434	(956)	(314)

Total Other Comprehensive Income (Loss) Net of Taxes	84	(449)	(213)

Comprehensive Income Attributable to Merck & Co., Inc.	$6,356	$412	$12,686

USE OF PROCEEDS

Unless otherwise indicated in the accompanying prospectus supplement, we will use the net proceeds from the sale of the debt securities for general corporate purposes, including the reduction of short-term debt. We may temporarily invest funds that we do not immediately need for these purposes in short-term marketable securities.

DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

General

In this description “we”, “our” and “us” refer to Merck & Co., Inc., but not to any of Merck & Co., Inc.’s subsidiaries. “You” means direct holders and not street name or other indirect holders of debt securities. Indirect holders should read the information under the caption “Legal Ownership and Book-Entry Issuance”.

The debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The debt securities are not subordinated to any of our other debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness.

As required by federal law for all bonds and notes that are publicly offered, a document called the indenture governs the debt securities. The indenture is a contract, dated as of January 6, 2010, which we may amend in the future, between us and U.S. Bank Trust National Association, which acts as trustee. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described under “—Defaults and Remedies—Events of Default—Remedies if an Event of Default Occurs”. Second, the trustee performs administrative duties for us, such as sending you interest payments, registering transfers of your debt securities to a new buyer if you sell and sending you notices.

The indenture and its associated documents contain the full legal text of the matters described in this section. New York law governs the indenture and will govern the debt securities. The indenture is an exhibit to our registration statement of which this prospectus forms a part. See “Where You Can Find More Information” for information on how to obtain a copy.

We may issue as many distinct series of debt securities under the indenture as we wish. A series of debt securities may be guaranteed by one or more of our subsidiaries. There is no limit on the amount of debt securities we may issue under the indenture and the provisions of the indenture allow us to issue debt securities with terms different from those previously issued under the indenture. Also, we may “reopen” a previous issue of a series of debt securities and issue additional debt securities of that series. We may issue debt securities in amounts that exceed the total amount specified on the cover of your prospectus supplement at any time without your consent and without notifying you.

This section summarizes all the material terms of the debt securities that are common to all series unless otherwise indicated in the prospectus supplement relating to a particular series. Because this section is a summary, it does not describe every aspect of the debt securities and is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of some of the terms used in the indenture. We describe the meaning for only some of the important terms. We also include references in parentheses to some sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in the prospectus supplement, we incorporate by reference those sections or defined terms here or in the prospectus supplement.

We may issue the debt securities as original issue discount securities, which we would offer and sell at a substantial discount below their stated principal amount. (section 101) A prospectus supplement relating to original issue discount securities will describe federal income tax consequences and other special considerations applicable to them. We may also issue the debt securities as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in a prospectus supplement relating to any of these types of debt securities. A prospectus supplement relating to indexed debt securities or foreign currency debt securities will also describe any additional tax consequences or other special considerations applicable to these types of debt securities.

In addition, we will describe the material specific financial, legal and other terms particular to debt securities of each series in a prospectus supplement relating to debt securities of that series. A prospectus supplement relating to debt securities of a series will describe the following terms of the debt securities:

•	the title of the debt securities of the series;

•	whether our obligations under the debt securities of the series will be guaranteed;

•	any limit on the total principal amount of the debt securities of the series;

•	the person to whom interest on a debt security is payable, if other than the holder on the regular record date;

•	the date or dates on which the debt securities of the series are scheduled to mature;

•	any rate or rates, which may be fixed or variable, per annum at which the debt securities of the series will bear interest, if any, and the date or dates from which any interest will accrue;

•

the date or dates on which any interest on the debt securities of the series will be payable and the regular record date or dates we will use to determine who is entitled to receive each interest payment;

•	the place or places where the principal and any premium and interest will be payable;

•

any date after which, or any period or periods within which, and the price or prices at which, we will have the option to redeem the debt securities of the series, and the other detailed terms and provisions of any optional redemption right;

•

any obligation we will have to redeem the debt securities of the series under a sinking fund or analogous provision or to redeem your debt securities at your option and the period or periods during which, the price or prices at which and the other specific terms under which, we would be obligated to redeem the debt securities of the series under any obligation of this kind;

•	if other than minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, the denominations in which we will issue the debt securities of the series;

•	if other than United States dollars, the currency of payment of the principal and any premium and interest on the debt securities of the series;

•	any index or other special method we will use to determine the amount of principal or any premium or interest we will pay on the debt securities of the series;

•

if we or you have a right to choose the currency, currency units or composite currencies in which payments on any of the debt securities of the series will be made, the currencies, currency units or composite currencies that we or you may elect, when we or you may make the election and the other specific terms of the right to make an election of this kind;

•

if other than the principal amount, the portion of the principal amount of the debt securities of the series which will be payable upon the declaration of acceleration of the maturity of the debt securities of the series;

•	the applicability of the provisions described under “—Defeasance”;

•

if we will issue the debt securities of the series in whole or in part in the form of global securities as described below under “Legal Ownership and Book-Entry Issuance—Global Securities”, the name of the depository for the debt securities of the series and the circumstances under which the trustee may terminate the global securities and register separate debt securities in the names of persons other than the depository or its nominee if other than those circumstances described under “Legal Ownership and Book-Entry Issuance—Global Securities—Special Situations When a Global Security will be Terminated”; and

•	any other special terms of the debt securities of the series that are not inconsistent with the provisions of the indenture. (section 301)

We will attach the prospectus supplement relating to the debt securities of the series to the front of this prospectus.

We may issue debt securities other than the debt securities described in this prospectus. There is no requirement that we issue any other debt securities under the indenture described herein. Thus, we may issue any other debt securities under other indentures or documentation, containing provisions different from those included in the indenture or applicable to one or more issues of the debt securities described in this prospectus.

Without limiting the foregoing, we and the trustee may enter into one or more supplemental indentures with one or more of our subsidiaries providing for a full and unconditional guarantee by such subsidiaries of the payment of principal of, premium, if any, and interest on and “additional amounts” with respect to these debt securities when due, whether at maturity or otherwise. The debt securities described herein will be effectively subordinated to any secured debt we or our subsidiaries incur to the extent of the value of such security. The debt securities will also be structurally subordinated to all indebtedness of our subsidiaries which are not guarantors of the debt securities.

Overview of Remainder of this Description

The remainder of this description summarizes:

•	Additional mechanics relevant to the debt securities under normal circumstances, such as how you transfer ownership and where we make payments.

•	Your rights under several special situations, such as if we merge with another company or if we want to change a term of the debt securities.

•

Restrictive covenants contained in the indenture which specify particular business actions that we promise not to take. Particular debt securities of a series may have additional restrictive covenants.

•	Our right to release ourselves from all or some of our obligations under the debt securities and the indenture by a process called defeasance.

•	Your rights if we default or experience other financial difficulties.

•	Our relationship with the trustee.

Additional Mechanics

Form, Exchange and Registration of Transfer

We will issue the debt securities:

•	only in fully registered form;

•	without interest coupons; and

•	unless otherwise indicated in the prospectus supplement, in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. (section 302)

You may have your debt securities broken into more debt securities of smaller denominations of not less than $2,000 or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (section 305) This is called an exchange.

You may exchange or register a transfer of debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and registering transfers of debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered direct holders is called the security registrar. It will also register transfers. (section 305) You may also replace lost, stolen or mutilated debt securities at that office. (section 306) The trustee’s agent may require an indemnity before replacing any debt securities.

You will not be required to pay a service charge to register a transfer of debt securities or to exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the transfer or exchange. The security registrar will make the registration of transfer or exchange only if it is satisfied with your proof of ownership. (section 305)

If we have designated additional trustees, they are named in the prospectus supplement. We may cancel the designation of any particular trustee. We may also approve a change in the office through which any trustee acts. (section 1002)

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the issuance of, registration of transfer or exchange of debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed. (section 305)

The rules for exchange described above apply to exchange of debt securities for other debt securities of the same series and tenor.

Payment and Paying Agents

We will pay interest to you on each date interest is due if you are a direct holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt security on the interest due date. That particular day is called the regular record date and is stated in the prospectus supplement. (section 307) Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date.

Unless otherwise stated in the prospectus supplement, we will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee in New York City. (section 1002) That office is currently located at 100 Wall Street, 16th floor, New York, New York 10005. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent. We must notify you of changes in the paying agents for any particular debt securities of the series. (section 1002)

Notices

We and the trustee will send notices regarding the debt securities only to direct holders, using their addresses as listed in the trustee’s records. (section 106)

All paying agents must return to us upon our request all money paid by us that remains unclaimed two years after the amount is due to direct holders. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. (section 1003)

Special Situations

Mergers and Similar Events

We may consolidate or merge with another company or firm. We may also sell or lease substantially all of our assets to another firm, or to buy or lease substantially all of the assets of another firm. However, we may not take any of these actions unless the following conditions, among others, are met:

•

We are the surviving entity or, when we merge out of existence or sell or lease substantially all our assets, the other firm must be a corporation, limited liability company, partnership or trust organized under the laws of a U.S. state or the District of Columbia or under Federal law and it must agree to be legally responsible for the debt securities.

•

The merger, sale of assets or other transaction must not cause a default on the debt securities, and we must not already be in default unless the merger or other transaction would cure the default. For purposes of this no-default test, a default would include an event of default, as described under “—Default and Remedies—Events of Default—What is an Event of Default”, that has occurred and not been cured. A default for this purpose would also include the occurrence of any event that would be an event of default if we received the required notice of our default or if under the indenture the default would become an event of default after existing for a specific period of time.

•

It is possible that the merger, sale of assets or other transaction would cause some of our property to become subject to a mortgage or other legal mechanism giving lenders preferential rights in that property over other lenders or over our general creditors if we fail to pay them back. We have promised to limit these preferential rights, as discussed under “—Restrictive Covenants”. If a merger or other transaction would create any liens on any of our property we must comply with those restrictive covenants. We would do this either by deciding that the liens were permitted, or by following the requirements of the restrictive covenants to grant an equivalent or higher-ranking lien to you and the other direct holders of the debt securities on the same property that we own. (section 801)

If the conditions described above are satisfied with respect to any series of debt securities, we will not need to obtain the approval of the holders of those debt securities in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merge or consolidate with another entity or sell substantially all of our assets to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control but in which we do not merge or consolidate and any transaction in which we sell less than substantially all of our assets. It is possible that this type of transaction may result in a reduction in our credit rating, may reduce our operating results or may impair our financial condition. However, you will have no approval right with respect to any transaction of this type.

Modification and Waiver

There are three types of changes we can make to the indenture and the debt securities.

Changes Requiring Your Approval. First, there are changes that cannot be made to your debt securities without your specific approval. Following is a list of those types of changes:

•	change the payment due date of any installment of the principal or any premium or interest on a debt security stated in the debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of an original issue discount debt security following a default;

•	change the place or currency of payment on a debt security;

•	impair your right to sue for payment;

•	reduce the percentage of debt securities the holders of which must consent to modify or amend the indenture;

•	reduce the percentage of debt securities the holders of which must consent to waive compliance with certain provisions of the indenture or to waive certain defaults; and

•	modify any other aspect of the provisions dealing with modification and waiver of the indenture. (section 902)

Changes Requiring a Majority Vote. The second type of change to the indenture and the debt securities is the kind that requires a vote in favor by direct holders owning not less than a majority of the principal amount of the debt securities of the particular series affected. (section 902) Most changes fall into this category, such as if we wish to obtain a waiver of all or part of the restrictive covenants described below, or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the debt securities listed in the first category above under “—Changes Requiring Your Approval” unless we obtain your individual consent to the waiver. (section 513)

Changes Not Requiring Approval. The third type of change does not require any vote by holders of debt securities. This type is limited to the addition or release of a guarantee, corrections and clarifications and other changes that would not adversely affect holders of the debt securities. (section 901)

Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

•

For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

•

For debt securities for which the principal amount is undetermined because, for example, it is based on an index, we will use a special rule for that series of debt security that we will describe in the prospectus supplement.

•	For debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent.

Debt securities will not be considered outstanding and therefore will not carry voting rights if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described under “—Defeasance—Full Defeasance”. (section 101)

We may set any day as a record date for the purpose of determining the direct holders of outstanding debt securities that are entitled to vote or take other action under the indenture. (section 301) In some circumstances, the trustee may set a record date for action by direct holders.

Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Restrictive Covenants

In the following description of restrictive covenants, we use several specialized terms without explaining the meaning when we use the terms. We define these terms, which appear in bold, italicized type without quotation marks the first time they appear, in “—Definitions Relating to our Restrictive Covenants” at the end of this subsection.

Restrictions on Secured Debt. Some of our property may be subject to a mortgage or other legal mechanism that gives our lenders preferential rights in that property over other lenders, including you and the other direct holders of the debt securities, or over our general creditors if we fail to pay them back. These preferential rights are called liens. Debt which is protected by these preferential rights is called secured debt. In the indenture, we promise that neither we nor our domestic subsidiaries will incur any new secured debt that is secured by a lien on any of our or our domestic subsidiaries’ principal domestic manufacturing properties, or on any shares of stock of any of our domestic subsidiaries that own or lease a principal domestic manufacturing property, unless we grant an equivalent or higher-ranking lien on the same property to you and the other direct holders of the debt securities.

We do not need to comply with this restriction if the amount of all debt that would be secured by liens on principal domestic manufacturing properties, including the new debt, the debt securities which we would so secure as described in the previous sentence, and all attributable debt, that results from a sale and leaseback transaction involving principal domestic manufacturing properties, is less than 10% of our consolidated net tangible assets.

This restriction on secured debt does not apply to debt secured by certain types of liens, and we can disregard this secured debt when we calculate the limits imposed by this restriction. These types of liens are:

•	liens on the property of any of our domestic subsidiaries, or on their shares of stock, if those liens existed at the time the corporation became our domestic subsidiary;

•	with respect to any series of debt securities, any lien existing on the date of issuance of such debt securities;

•	liens in favor of us or our domestic subsidiaries;

•	liens in favor of U.S. governmental bodies that we granted in order to assure our payments to such bodies that we owe by law or because of a contract we entered into;

•

liens in favor of any customer arising in respect of payments made by or on behalf of a customer for goods produced for, or services rendered to, customers in the ordinary course of business not exceeding the amount of those payments;

•

statutory liens, liens for taxes or assessments or governmental charges or levies not yet due or delinquent or which can be paid without penalty or are being contested in good faith, landlord’s liens on leased property, easements and other liens of a similar nature;

•

liens on property or shares of stock that existed at the time we acquired them, including property we may acquire through a merger or similar transaction, or that we granted in order to purchase the property, which are sometimes called purchase money mortgages; and

•	debt secured by liens that extend, renew or replace any of these types of liens.

We and our subsidiaries may have as much unsecured debt as we may choose. (section 1006)

Restrictions on Sales and Leasebacks. We promise that neither we nor any of our domestic subsidiaries will enter into any sale and leaseback transaction involving a principal domestic manufacturing property, unless we comply with this restrictive covenant. A sale and leaseback transaction generally is an arrangement between us or a domestic subsidiary and a bank, insurance company or other lender or investor where we or the domestic subsidiary sell a property to a lender or investor more than 120 days after the acquisition of the property or the completion of construction of the property and the beginning of its full operation and we lease the property back from the lender.

We can comply with this restrictive covenant in either of two ways:

•

First, we will be in compliance if we or our domestic subsidiary could grant a lien on the principal domestic manufacturing property in an amount equal to the attributable debt for the sale and leaseback transaction without being required to grant an equivalent or higher-ranking lien to you and the other direct holders of the debt securities under the restriction on secured debt described above.

•

Second, we can comply if we retire an amount of our or any domestic subsidiary’s funded debt which is not subordinated in right of payment to any outstanding debt securities, within 120 days of the transaction, equal to at least the net proceeds of the sale of the principal domestic manufacturing property that we lease in the transaction or the fair market value of that property, subject to credits for voluntary retirements of debt securities and funded debt we or the domestic subsidiary may make, whichever is greater.

This restriction on sales and leasebacks does not apply to any sale and leaseback transaction that is between us and one of our domestic subsidiaries or between domestic subsidiaries, or that involves a lease for a period of three years or less. (section 1007)

Definitions Relating to our Restrictive Covenants. Following are the meanings of the terms that are important in understanding the restrictive covenants previously described:

•

“Attributable debt” means the total net amount of rent, discounted at 1% per annum over the weighted average yield to maturity of the outstanding debt securities compounded semi-annually, that is required to be paid during the remaining term of any lease.

•

“Consolidated net tangible assets” is the total amount of assets, less reserves and certain other permitted deductible items, after subtracting all current liabilities and all goodwill, trade names, trademarks, patents, unamortized debt discounts and expenses and similar intangible assets, as such amounts appear on our most recent consolidated balance sheet and computed in accordance with generally accepted accounting principles.

•

A “domestic subsidiary” means any of our subsidiaries which transacts substantially all of its business in the United States, has substantially all of its fixed assets located in the United States, or owns or leases principal domestic manufacturing property. However, a subsidiary whose principal business is financing our operations outside of the United States is not a domestic subsidiary. A subsidiary is a corporation in which we and/or one or more of our other subsidiaries owns at least 50% of the voting stock, which is a kind of stock that ordinarily permits its owners to vote for the election of directors.

•

“Funded debt” means all debt for borrowed money that either has a maturity of 12 months or more from the date on which the calculation of funded debt is made or has a maturity of less than 12 months from that date but is by its terms renewable or extendible beyond 12 months from that date at the option of the borrower.

•

A “principal domestic manufacturing property” is any building or other structure or facility, and the land on which it sits and its associated fixtures, that we use primarily for manufacturing, processing or warehousing, that is located in the United States and that has a gross book value in excess of 1% of our consolidated net tangible assets, other than a building, structure or other facility that our board of directors has determined is not of material importance to the total business that we and our subsidiaries conduct or a building or structure which is financed by obligations issued by a state, a territory, or a possession of the U.S., or any political subdivision of any of the foregoing, or the District of Columbia, the interest of which is excludable from gross income of the holders under provisions of the tax code.

Defeasance

The following discussion of full defeasance and covenant defeasance will be applicable to your debt securities only if we choose to have those provisions apply to securities of that series. If we do so choose, we will state that in the prospectus supplement. (section 1301)

Full Defeasance. If there is a change in federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities of a series if we put in place other arrangements for you to be repaid. This is called full defeasance. In order to achieve full defeasance, we must do the following:

•

We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities of the series any combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities of that series on their various due dates.

•

There must be a change in current federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. (Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.)

•	We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. (sections 1302 and 1304)

Covenant Defeasance. Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called covenant defeasance. In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance of the debt securities of a series, we must do the following:

•

We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities of the series any combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•

We must deliver to the trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

If we accomplish covenant defeasance, the following provisions of the indenture and the debt securities would no longer apply:

•

Our promises regarding conduct of our business previously described under “—Restrictive Covenants”, and any other covenants applicable to the debt securities of the series and described in the prospectus supplement.

•	The condition regarding the treatment of liens when we merge or engage in similar transactions, as described under “—Special Situations—Mergers and Similar Events”.

•	The events of default relating to breach of covenants and acceleration of the maturity of other debt, described below under “—Default and Remedies—Events of Default—What Is an Event of Default?”

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if one of the remaining events of default occurred, such as our bankruptcy, and the debt securities become immediately due and payable, there may be such a shortfall in the trust deposit. (sections 1303 and 1304)

Default and Remedies—Events of Default

You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

What Is an Event of Default?

The term event of default with respect to your series of debt securities means any of the following:

•	We do not pay the principal or any premium on a debt security of your series on its due date.

•	We do not pay interest on a debt security of your series within 30 days of its due date.

•

We do not deposit money into a separate custodial account known as a sinking fund when such deposit is due, if we agreed to maintain a sinking fund for your debt securities and other debt securities of the same series.

•

We remain in breach of either of the restrictive covenants described under “—Restrictive Covenants” or any other covenant or warranty in the indenture for 90 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or direct holders of at least 25% of the principal amount of debt securities of the affected series.

•	We file for bankruptcy or other specific events of bankruptcy, insolvency or reorganization occur.

•	Any other event of default described in the prospectus supplement occurs. (section 501)

Remedies if an Event of Default Occurs.

If an event of default has occurred and has not been cured, the trustee or the direct holders of at least 25% in principal amount of the outstanding debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. The direct holders of at least a majority in principal amount of the debt securities of the affected series may cancel a declaration of acceleration of maturity. (section 502)

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the direct holders offer the trustee reasonable protection, called an indemnity, against expenses and liability. (section 603) If reasonable indemnity is provided, the direct holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority direct holders may also direct the trustee in performing any other action under the indenture. (section 512)

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.

•

The direct holders of at least 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action.

•	The trustee must have not received from direct holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with the written notice.

•	The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity. (section 507)

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date. (section 508)

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

We will furnish to the trustee every year a written statement of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities, or else specifying any default. (section 1004)

Our Relationship with the Trustee

U.S. Bank Trust National Association is the trustee under the indenture. The trustee performs services for us in the ordinary course of business.

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

Street Name and Other Indirect Holders

We generally will not recognize investors who hold debt securities in accounts at banks or brokers as legal holders of debt securities. Holding in that way is called holding in street name. Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to. If you hold debt securities in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if ever required;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons or entities who are the direct holders of debt securities, i.e., those who are registered as holders of debt securities. As noted above, we do not have obligations to you if you hold in street name or through other indirect means, either because you choose to hold debt securities in that manner or because we issued the debt securities in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Securities

What is a Global Security? A global security is a special type of indirectly held security, as described above under “—Street Name and Other Indirect Holders”. If we choose to issue debt securities in the form of global securities only, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution or clearing system, or their nominee, that we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depository. The Depository Trust Company, New York, New York, known as DTC, may be a depository for one or more series of debt securities. For information regarding DTC, see “—Considerations Relating to DTC”.

Any person wishing to own a debt security included in a global security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depository. The prospectus supplement indicates whether we will issue your debt securities only in the form of global securities.

Special Investor Considerations for Global Securities. The account rules of your financial institution and the rules of the depository, as well as general laws relating to securities transfers, will govern your rights as an indirect holder of a global security. We will not recognize you as a registered holder of debt securities and instead will deal only with the depository that holds the global security.

You should be aware that if debt securities are issued only in the form of global securities:

•	You cannot have debt securities registered in your own name.

•	You cannot receive physical certificates for your interest in the debt securities.

•

You will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities. See “—Street Name and Other Indirect Holders”.

•	You may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities as direct holders.

•

The depository’s policies will govern payments, transfers, exchange and other matters relating to your interest in the global security, and those policies may change from time to time. We and the trustee have no responsibility for any aspect of the depository’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depository in any way.

•

Financial institutions that participate in the depositary’s book-entry system and through which investors hold their interests in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the debt securities, and those policies may change from time to time. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

•	The depository will require that you purchase or sell interests in a global security within its system using same-day funds for settlement.

Special Situations When a Global Security will be Terminated. In a few special situations described below, the trustee will terminate the global security and will exchange interests in it for separate certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to you. You must consult your own bank or broker to find out how to have your interests in the debt securities transferred to your own name, so that you will be a direct holder. We previously described the rights of street name investors and direct holders in the debt securities in the subsections entitled “—Street Name and Other Indirect Holders” and “—Direct Holders”.

The special situations for termination of a global security are:

•	When the depository notifies us that it is unwilling, unable or no longer qualified to continue as depository,

•	When we notify the trustee that we wish to terminate the global security, or

•	When an event of default on the debt securities has occurred and has not been cured. Defaults are discussed under “Description of Debt Securities We May Offer—Default and Remedies—Events of Default”.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular debt securities of the series covered by the prospectus supplement. When a global security terminates, the depository, and not we or the trustee, is responsible for deciding the names of the institutions that will be the initial direct holders. (sections 204 and 305)

Considerations Relating to DTC. DTC has informed us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act of 1934. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges in deposited securities through electronic computerized book-entry changes in DTC participants’ accounts, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include other organizations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the Securities and Exchange Commission.

Purchases of securities within the DTC system must be made by or through DTC participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual purchaser of the notes, which we refer to as the “beneficial owner,” is in turn to be recorded on the DTC participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings from the direct or indirect DTC participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global notes will be effected only through entries made on the books of DTC participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

In instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the securities. Under its usual procedures DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts such securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Distribution payments on the securities will be made by the trustee to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participants and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the trustee, and disbursements of such payment to the beneficial owners are the responsibility of direct and indirect participants.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof. We do not have any responsibility for the performance by DTC or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

PLAN OF DISTRIBUTION

We may sell debt securities:

•	to or through underwriting syndicates represented by managing underwriters;

•	through one or more underwriters without a syndicate for them to offer and sell to the public;

•	through dealers or agents; and

•	directly to investors.

The debt securities we distribute by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

We may sell debt securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we sell debt securities to underwriters, we may execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the debt securities for whom they may act as agents. Underwriters may resell the debt securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The prospectus supplement will include any required information about underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of debt securities.

We may solicit offers to purchase debt securities directly from the public from time to time. We may also designate agents from time to time to solicit offers to purchase debt securities from the public on our behalf. If required, the prospectus supplement relating to any particular offering of debt securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act.

From time to time, we may sell debt securities to one or more dealers acting as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those debt securities to the public.

Any underwriter or agent involved in the offer and sale of any debt securities will be named in the prospectus supplement.

Underwriters, agents and dealers may be entitled, under agreements with us, to indemnification against certain civil liabilities, including liabilities under the Securities Act.

Each series of debt securities will be a new issue, and there will be no established trading market for any debt security prior to its original issue date. We may, but are not required to, list a particular series of debt securities on a securities exchange or quotation system. Any underwriters to whom we sell debt securities for public offering may make a market in those debt securities. However, no such underwriter that makes a market will be obligated to do so, and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for any of the debt securities.

Unless otherwise indicated in your prospectus supplement or confirmation of sale, the purchase price of the debt securities will be required to be paid in immediately available funds in New York City.

In connection with an offering, the underwriters may purchase and sell debt securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of debt securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the debt securities while an offering is in progress.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased debt securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the debt securities. As a result, the price of the debt securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the debt securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.

VALIDITY OF DEBT SECURITIES

Unless otherwise specified in a prospectus supplement, Bruce N. Kuhlik, our Executive Vice President and General Counsel, will pass upon the validity of the debt securities for us. As of December 1, 2012, Mr. Kuhlik owned, directly or indirectly, 77,808 shares of our common stock, 54,699 shares of restricted stock and exercisable options to purchase 341,622 additional shares of our common stock.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements incorporated in this prospectus by reference from Schering-Plough Corporation and subsidiaries’ (“Schering-Plough”, now known as Merck & Co., Inc.) Annual Report on Form 10-K for the year ended December 31, 2008, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph regarding Schering-Plough’s adoption of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, and Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes). Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information of Schering-Plough for the three- and nine-month periods ended September 30, 2009 and 2008, which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report included in Schering-Plough’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company under the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any materials filed with the Commission at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Also, the Commission maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the Commission. The public can obtain any documents that we file electronically with the Commission at the Commission’s Internet website, http://www.sec.gov, or through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed. In addition, you may request copies of these filings at no cost by writing or telephoning us at the following address: Corporate Secretary, Merck & Co., Inc., One Merck Drive, Whitehouse Station, NJ 08889-0100, (908) 423-1000; or at our Internet website.

We have filed with the Commission a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus or any prospectus supplement to a contract or other document filed or incorporated by reference as an exhibit to our registration statement, the reference is only a summary. For a copy of the contract or other document, you should refer to the exhibits that are a part of the registration statement or incorporated by reference into the registration statement by the filing of a Current Report on Form 8-K or otherwise. You may review a copy of the registration statement and the documents we incorporate by reference at the Commission’s Public Reference Room in Washington, D.C., as well as through the Commission’s Internet website as listed above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, filed with the Commission (File No. 001-06571) pursuant to the Exchange Act are incorporated by reference in this prospectus: (a) Annual Report on Form 10-K for the fiscal year ended December 31, 2011; (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012; (c) Current Reports on Form 8-K filed on January 13, 2012, February 9, 2012, March 30, 2012, May 25, 2012, September 13, 2012 and November 29, 2012; (d) the following section from Schering-Plough Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009: “Financial Statements” appearing on pages 2 through 25; and (e) the audited financial statements for the year ended December 31, 2008 for Schering-Plough Corporation appearing in its Annual Report on Form 10-K for the year ended December 31, 2008.

Also, all documents filed by us with the Commission under File No. 001-06571 pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (not including Current Reports or portions thereof furnished under

Item 2.02 or Item 7.01 under Form 8-K) after the date of this prospectus and prior to termination of the offering to which this prospectus relates shall be deemed to be incorporated by reference herein and to be a part hereof from the date of such filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide, without charge, copies of any document incorporated by reference into this prospectus, excluding exhibits other than those that are specifically incorporated by reference in this prospectus. You can obtain a copy of any document incorporated by reference by writing or calling us at our principal executive offices as follows:

Merck & Co., Inc.

P.O. Box 100 – WS 3AB-05

Whitehouse Station, NJ 08889-0100 USA

908-423-4840

Attention: Stockholder Services Department

Information on our website is not part of this prospectus, and you should not rely on that information in making your investment decision unless that information is also in this prospectus or has been expressly incorporated by reference into this prospectus.

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Merck & Co., Inc.

€                 % Notes due 2021

€                 % Notes due 2026

€                 % Notes due 2034

Joint Book-Running Managers

BNP PARIBAS

Deutsche Bank

J.P. Morgan

BofA Merrill Lynch

The Royal Bank of Scotland

October     , 2014